EXHIBIT 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

ECLIPSE INVESTMENT, LLC
Dated as of May 7, 2014

THIS LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) of ECLIPSE INVESTMENT, LLC, a Delaware limited liability company (the “Venture”), is entered into as of May 7, 2014, by and between FC ECLIPSE INVESTMENT, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “Formation Member”), and ECLIPSE HEALTH HOLDINGS-T, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “NorthStar Member”).
W I T N E S S E T H:
WHEREAS, the Venture was formed pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “LLC Act”) by the filing of the Certificate of Formation of the Venture (as the same may be amended, supplemented or modified from time to time in accordance with the provisions of this Agreement, the “Certificate”) with the Delaware Secretary of State on March 12, 2014, a copy of which Certificate is attached hereto as Exhibit A;
WHEREAS, certain Affiliates of the Formation Member, as seller, the NorthStar Member, as purchaser, Formation Capital Asset Management III LLC and Safanad, Inc., as stakeholder representatives, and Madison Title Agency, as escrow agent, have entered into that certain Portfolio Acquisition Agreement and Interest Purchase and Sale Agreement on March 14, 2014 (as may be amended or restated from time to time, the “Conveyance Agreement”);
WHEREAS, upon the closing of transactions contemplated by the Conveyance Agreement, the Venture shall own, directly or indirectly, 100% of the limited liability company interest in each of the newly formed or existing entities listed on Exhibit B (each, an “Owner”), and each Owner shall own fee or leasehold title to the property listed opposite such Owner’s name on Exhibit B-1 (each, a “Property,” and collectively, the “Properties”), and as further shown on the organizational structure chart attached hereto as Exhibit B-2; and
WHEREAS, the parties hereto desire to operate the Venture as a limited liability company under the LLC Act and to set forth their respective rights and obligations vis-à-vis the Venture.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby set forth their agreement as follows:
ARTICLE 1.
DEFINITIONS
1.01.    Defined Terms. Unless the context otherwise specifies or requires, capitalized terms used herein shall have the following respective meanings:
“Acceptance Notice” is defined in Section 10.01(b).

“Acceptance Period” is defined in Section 10.01(b).
“Additional Capital Contribution Date” is defined in Section 5.02(a).
“Additional Capital Contribution Request” is defined in Section 5.02(a).
“Additional Capital Contributions” is defined in Section 5.02(a).
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Regulations Section 1.704‑1(b)(2)(ii)(c) and the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Administrative Member” means whichever of the NorthStar Member or the Formation Member is the Member entitled to exercise the rights, and is subject to the obligations, of the Administrative Member under this Agreement. As of the date hereof, the Formation Member is the Administrative Member of the Venture.
“Affiliate” means, when used with reference to a specified Person, (a) any member, partner, shareholder, director, officer or employee of such Person, or (b) any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person. For the purposes of this Agreement, (i) Lavie Care Centers LLC and its subsidiaries, (ii) National Home Care Holdings, LLC and its subsidiaries, (iii) FC-GEN Operations Investments, LLC and its subsidiaries, (iv) FCT Health Holdings LLC and its subsidiaries, and (v) provided the Formation Member’s and/or the Key Principals direct or indirect interest and control is disclosed to the Managing Member in advance of the Venture entering into any agreement with such Person, any similar operating companies affiliated with the Formation Member and/or the Key Principals that enter into an agreement with the Venture or any Subsidiary as operator of a Property after the date hereof, in each case, shall not be deemed “Affiliates” of the Formation Member, except in each case with respect to Section 7.06(a) and Section 7.06(b).
“Affiliate Agreement” means any agreement or contract between the Venture or any Subsidiary, on the one hand, and either Member or any Affiliate of either Member, on the other hand.
“After Promote Contributions” is defined in Section 6.05(d).

“Agreement” is defined in the Preamble to this Agreement.
“Annual Calendar Period” means the period from January 1 through December 31 of each calendar year that the Formation Member is entitled to an Asset Management Fee under this Agreement, but not including the calendar year of any Partial Annual Calendar Period.
“Annual Report” is defined in Section 8.04(a).
“Approved Business Plan and Budget” is defined in Section 7.07(d)(i).
“Approved Long Term Business Plan” means the long-term strategic business plan of the Venture and the Subsidiaries, including underlying assumptions, attached hereto as Exhibit M, which has been proposed by the Administrative Member and approved by the Managing Member, as the same may be modified and supplemented from time to time in accordance with the provisions of Sections 7.07(f).
“Asset Management Fee” is defined in Section 7.06(d).
“Asset Management Fixed Fee” is defined in Section 7.06(d).
“Asset Management Performance Fee” is defined in Section 7.06(d).
“Authorized Signatory” is defined in Section 7.01(c).
“Bank Account” is defined in Section 8.03.
“Bankrupt” means, and a Person shall be deemed “Bankrupt” upon: (i) the entry of a final, nonappealable decree or order for relief of the Person by a court of competent jurisdiction in any involuntary case involving the Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property which appointment is not discharged within 90 days; (iii) the ordering of the winding up or liquidation of the Person’s affairs; (iv) the filing with respect to the Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days; (v) the commencement by the Person of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property; (vii) the making by the Person of any general assignment for the benefit of creditors; or (viii) the admission in writing by the Person of its inability to pay its debts as such debts become due.
“Book Value” means, with respect to any asset of the Venture, such asset’s adjusted basis for federal income tax purposes, except that, in accordance with the rules set forth in Regulations Section 1.704-1(b)(iv):

(a)    the initial Book Value of the assets of the Venture as of the date of their contribution (or deemed contribution) shall be their respective gross fair market values at such time as determined by the NorthStar Member;
(b)    the Book Value of any asset distributed or deemed distributed by the Venture to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time (taking into account Section 7701(g) of the Code) as determined by the NorthStar Member;
(c)    the Book Values of all Venture assets may be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as determined by the NorthStar Member, as of:
(i)    the date of the acquisition of an additional Interest in the Venture by any new or existing Member in exchange for a more than de minimis contribution to the capital of the Venture; or
(ii)    upon any distribution in liquidation of the Venture, or the distribution by the Venture to a retiring or continuing Member of money or other assets of the Venture in reduction of such Member’s Interest in the Venture.
(d)    the Book Values of all Venture assets shall be adjusted to reflect any adjustments to the adjusted basis of any assets of the Venture pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (c) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    if the Book Value of an asset has been determined pursuant to clause (a), (c) or (d) above, such Book Value shall thereafter be adjusted for depreciation, amortization or other cost recovery deductions based on such asset’s Book Value as so determined, and not on such asset’s adjusted tax basis.
The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Built-in Gain” means (a) with respect to any Property, the amount of taxable gain that would be allocated to the Formation Member under Section 704(c) of the Code immediately following the execution of this Agreement (as determined pursuant to the purchase price allocation contained in the Conveyance Agreement) if such Property would be disposed of in a taxable transaction at such time for its fair market value and (b) with respect to any Existing Loan, the amount of taxable gain that would be allocated to the Formation Member under Section 704(b) of the Code immediately following the execution of this Agreement if such Existing Loan is not maintained in its outstanding amount or was satisfied solely by surrendering the Properties securing such Existing Loan to the applicable lenders.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States and any other day on which banks in the State of New York (or to the extent related to a specific Property, the State in which such Property is located) are required or permitted to be closed shall not be regarded as a business day.
“Capital Account” means, with respect to any Member, the capital account of such Member maintained pursuant to Section 6.01, including all additions thereto and subtractions therefrom pursuant to this Agreement.
“Capital Contribution” means any property (including cash) contributed (or deemed contributed) to the Venture by or on behalf of a Member.
“Certificate” is defined in the Recitals to this Agreement.
“Charges” means, for a given period of time, a sum equal to the aggregate of the expenditures, charges and costs of the Venture and its Subsidiaries (but without duplication) for such period of time in accordance with the terms of this Agreement, determined on a cash basis of accounting (for the avoidance of doubt, “Charges” shall include the payment of the Asset Management Fixed Fee to the Administrative Member). Notwithstanding the foregoing, there shall be excluded from Charges: (a) all non-cash items such as depreciation; (b) amounts distributed to the Members pursuant to this Agreement; (c) all costs, charges and expenses deducted from the proceeds of a Major Capital Event to determine the Net Extraordinary Cash Flow; (d) any expense, cost or charge to the extent such expense, cost or charge was paid from Reserves; and (e) any expenses, obligations or liabilities incurred by a Member (or its Affiliates) in connection with the formation of the Venture and the entering into of this Agreement which are specifically stated to be those of such Member or its Affiliates (rather than the Venture) under this Agreement.
“Code” means the Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Confidential Information” is defined in Section 14.25(b).
“Contract” means any service, maintenance or other contract, lease or agreement affecting the management, operation or use of any Property.
“Contributing Member” is defined in Section 5.02(c).
“Contribution Agreement” is defined in Section 12.02(a).
“Control”, “Controls” and “Controlled by” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, manager, managing member, asset manager, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of a Person or (ii) conduct the day-to-day business operations of a Person including the making of certain discretionary investments

(and, for the avoidance of doubt, the Members acknowledge that NorthStar Asset Management Group Inc. may still have Control of a Person notwithstanding that such Person may have an independent board or other governing body that has ultimate approval over decisions and policies of such Person); provided, that solely for the purpose of determining whether a particular contract constitutes an Affiliate Agreement, “Control” (as such term is used in the definition of “Affiliate”) shall be deemed to include, with reference to a Person, the ownership, directly or indirectly through one or more intermediaries, of 10% or more of the equity interests in such Person.
“Control and Ownership Requirement” is defined in Section 9.01(b)(ii).
“Conveyance Agreement” is defined in the Recitals to this Agreement.
“CPI” is defined in Section 7.07(d)(iii).
“CPI‑Budget Year” is defined in Section 7.07(d)(iii).
“Cram-Down Contribution” is defined in Section 5.02(c)(ii).
“Default Rate” means the lesser of (a) 18% per annum, compounded monthly, and (b) the maximum interest rate permitted by law.
“Distributions” means (a) distributions of Net Ordinary Cash Flows and Net Extraordinary Cash Flows to a Member pursuant to Section 6.05(a), Section 6.05(b) or Section 11.03 and/or (b) Tax Distributions to a Member pursuant to Section 6.07, as applicable.
“Draft Annual Plan and Budget” is defined in Section 7.07(c).
“Due Care” means to act in good faith and exercising the usual and customary standard of care, skill, prudence and diligence of an experienced and prudent real estate professional in the conduct of a real estate joint venture enterprise of a like character and with similar goals and objectives as the Venture, taking into account the expected risks and rewards of investing in real estate projects comparable to the Properties and general market or economic conditions that may affect the Properties at the time in question.
“Emergency Expense” means an expense which is necessary to (a) prevent an immediate threat to the health, safety or welfare of any resident or other person in the immediate vicinity of any Property, (b) prevent immediate damage or loss to any Property, (c) avoid the suspension of essential services to, or essential licenses at, a Property, or (d) avoid criminal or civil liability on the part of the Venture, any Member or any Subsidiary with respect to activities at any Property or pursuant to this Agreement.
“Estimated Tax Quarter” means, with respect to any Fiscal Year, each of (1) the period commencing on and including January 1 and ending on and including March 31, (2) the period commencing on and including April 1 and ending on and including May 31, (3) the period commencing on and including June 1 and ending on and including August 31 and (4) the period commencing on and including September 1 and ending on and including December 31.

“Event of Default” means, subject to the cure rights described below, the occurrence of any of the following events:

(a)	fraud by the Formation Member, the Key Principals or any of their Affiliates, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;

(b)
gross negligence, willful misconduct, willful breach, misappropriation or misapplication of Venture or Subsidiary funds by the Formation Member, the Key Principals or any of their Affiliates, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;

(c)
the Formation Member or any Key Principal enters a plea of no contest or is convicted of any crime (i) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime, whether or not a felony, is committed against or with respect to the NorthStar Member, NorthStar Corporate Parent or any subsidiary of NorthStar Corporate Parent, the Venture or any Subsidiary, or (ii) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime is a felony;

(d)	the Formation Member becomes Bankrupt;

(e)	a Transfer by, or with respect to, the Formation Member’s direct or indirect Interests in violation of Article 9;

(f)	the failure of the Formation Member to satisfy the Control and Ownership Requirement at any time;

(g)
the failure of the Formation Member to perform any of its material obligations under this Agreement or the breach by the Formation Member of any of the terms, conditions, representations, warranties or covenants of this Agreement (other than the failure to fund any Additional Capital Contribution) and a continuation of such failure or breach for more than thirty (30) days after notice from the NorthStar Member; provided, that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the Formation Member, in good faith, commences all reasonable curative efforts within ten (10) days of its receipt of such notice and diligently continues its curative efforts to completion; or

(h)
any willful misconduct or wrongful omission (i.e., where there is an obligation to act) of the Formation Member, the Key Principals or any of their Affiliates that causes an “event of default” under and as defined in any Loan Document; provided, that failing to approve a Major Decision shall not constitute willful misconduct or a wrongful omission for purposes of this clause (h).
For purposes of any of the acts or events described in clause (a), (b), (c) or (h) of this definition, such act or event shall not constitute an “Event of Default” if (1) such act or event is the result of an action or inaction of any person other than a Key Principal and does not trigger liability under any Guaranty, (2) no Key Principal had any actual knowledge of the occurrence thereof until after the occurrence thereof, (3) notice of such act or event shall have been delivered to the NorthStar Member promptly after a Key Principal learns of such act or event, (4) the Key Principals and the Formation Member pay over to the Venture or the NorthStar Member, within fifteen (15) Business Days after delivering the notice described in clause (3) above, an amount equal to all of the losses, damages and out-of pocket expenses sustained by the Venture or the NorthStar Member by virtue thereof (including reasonable and actual attorneys’ fees and costs), and (5) such person’s employment with the Formation Member, the Key Principals and their Affiliates is either (i) terminated or (ii) with respect to any person other than Arnold Whitman and Steven Fishman, transferred to an area of business that is unrelated to the Venture, any Subsidiary or any Property.
“Excess Preferred Return Amount” is defined in Section 7.06(d).
“Exchange” is defined in Section 7.15.
“Exculpated Party” is defined in Section 14.05.
“Existing Loans” means the loans set forth on Exhibit N which are being assumed by the Venture or any of its Subsidiaries on the date hereof.
“Facility” means any senior living facility, assisted living facility, memory care facility, skilled nursing care facility or similar facility.
“Family Member” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.
“Fiscal Year” is defined in Section 8.02.
“Forced Sale Deposit” is defined in Section 10.01(b).
“Forced Sale Lockout End Date” means (a) with respect to the NorthStar Member, the third (3rd) anniversary of the date hereof, and (b) with respect to the Formation Member, the sixth (6th) anniversary of the date hereof.
“Forced Sale Price” is defined in Section 10.01(a).

“Formation Member” is defined in the Preamble to this Agreement.
“Formation Parties” is defined in the Section 12.02(b).
“GAAP” means generally accepted accounting principles in the United States consistently applied.
“Guaranties” is defined in Section 12.02(a).
“Healthcare Platform Transfer” means (a) one or more Transfers for fair value consideration pursuant to Section 9.01(b)(i), which, collectively, result in (i) either (A) Control (which for purposes of this definition shall not include veto rights or rights to participate in major decisions), or (B) 50% or more of the direct or indirect interests, in each case, of NorthStar Healthcare Parent in the Venture being transferred to a third party or a Person (whether or not publicly traded or publicly listed) sponsored by any NorthStar Corporate Parent or any Affiliate thereof, or (ii) all or substantially all of the direct or indirect interests in NorthStar Healthcare Parent being transferred directly or indirectly by NorthStar Corporate Parent to a third party or a Person (whether or not publicly traded or publicly listed) sponsored by any NorthStar Corporate Parent or any Affiliate thereof where either (A) no other assets are being transferred or sold directly or indirectly by NorthStar Corporate Parent, or (B) the interests in the Venture which are being transferred in such transaction represent more than sixty percent (60%) of the value of all assets being transferred or sold directly or indirectly by NorthStar Corporate Parent in such transaction, or (b) a merger, consolidation or similar transaction of NorthStar Healthcare Parent with a third party where NorthStar Healthcare Parent is no longer Controlled by a NorthStar Corporate Parent. Notwithstanding anything to the contrary contained herein, a Healthcare Platform Transfer shall not include (1) a direct or indirect Transfer of the stock or other equity interests in a NorthStar Corporate Parent, (2) the direct or indirect creation of new stock (including separate classes of stock) or other equity interests in a NorthStar Corporate Parent, (3) direct or indirect stock splits or reverse stock splits in a NorthStar Corporate Parent, (4) redemption of stock or equity interests by a NorthStar Corporate Parent, (5) the conversion of a NorthStar Corporate Parent from a public to a private company or vice versa, (6) any reorganization, merger, consolidation, recapitalization, or similar transaction with respect to a NorthStar Corporate Parent, (7) any other transaction that modifies, changes, or affects the ownership or control of a NorthStar Corporate Parent, (8) a Transfer, during the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement, by NorthStar Healthcare Parent of any of its direct or indirect interest in the Venture to a Person (whether or not publicly traded or publicly listed) sponsored by any NorthStar Corporate Parent or any Affiliate thereof at no mark-up in value from the value of such interests on the date of this Agreement (it being agreed by the Members that any subsequent Transfer by the transferee of NorthStar Healthcare Parent’s direct or indirect interests in the Venture under this clause (8) shall be subject to the provisions of Section 9.05 and this definition and shall be aggregated with Transfers in or by NorthStar Healthcare Parent for purposes of determining whether a Healthcare Platform Transfer has occurred under clauses (a)(i)(B) and (a)(ii) above), and (9) a spin-off transaction, including a spin-off involving NorthStar Healthcare Parent, NorthStar Corporate Parent, any Permitted NorthStar Member Affiliate or any direct or indirect subsidiary of any of the foregoing (a “Spin Off Transferor”), or the spin-off or formation of a company or entity that has as its direct or indirect majority owners, at the time of such spin off, a Spin Off Transferor, solely to the extent the interests of the Spin Off Transferor are distributed on a pro rata basis (subject to customary rights of redemption and repurchase) to all of the existing direct or indirect stockholders of the Spin Off Transferor (the spun off entity, a “Spin Off Transferee”) (it being agreed by the Members that any subsequent Transfer by the Spin-Off Transferee shall be subject to the provisions of Section 9.05 and this definition and, if the Spin-Off Transferee is a Person who, following the spin off, shall hold a direct or indirect interest in NorthStar Healthcare Parent, all such Transfers shall be aggregated with Transfers by NorthStar Corporate Parent for purposes of determining whether a Healthcare Platform Transfer has occurred).
“Indemnitee” is defined in Section 14.21(a).
“Indemnity Laws” is defined in Section 14.21(d).
“Independent Sales Agent” is defined in Section 10.03(a).
“Initial Capital Contribution” is defined in Section 5.01.
“Initial Consultants” is defined in Section 7.05(f).
“Initial Consultant Meeting” is defined in Section 7.05(f).
“Initial Promote Distribution Date” is defined in Section 6.05(d).
“Initiating Member” is defined in Section 10.01(a).
“Interest” means, as to any Member, all of the interest of that Member in the Venture, including, without limitation, such Member’s (a) right to a distributive share of the income, gain, losses and deductions of the Venture in accordance with this Agreement, and (b) right to a distributive share of Venture Assets.
“Interest Closing Date” is defined in Section 10.02(a).
“Interest Purchase Price” is defined in Section 10.01(c).
“IRR” means, as to any Member, the actual internal rate of return on the sum of Capital Contributions made to the Venture by such Member (including the return of such Capital Contributions), calculated using the “XIRR” spreadsheet function in Microsoft Excel (Version 2007 (SP2)), where values is an array of values with such Capital Contributions being negative values and Distributions as positive values and the corresponding dates in the array are the actual dates that such Capital Contributions are made and Distributions are made.
“Key Principals” means Arnold Whitman, Steven Fishman and Brian Beckwith.
“Lender” is defined in Section 12.01.
“Lesser Price Offer” is defined in Section 10.03(b).

“LLC Act” is defined in the Recitals to this Agreement.
“Loan Documents” mean any loan agreement, promissory note or other evidence of indebtedness evidencing the Mortgage Loan and all mortgages and security agreements, assignments, financing statements, pledges, collateral security agreements and any other agreements delivered in connection with the Mortgage Loan, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing.
“Lockout Period” is defined in Section 7.15.
“Major Capital Event” means any extraordinary transaction with respect to the Venture, any Subsidiary or any Property which generates cash receipts other than ordinary operating income, including, without limitation, sales of real or personal property (other than sales of personal property in the ordinary course of business), sales of interests in a Subsidiary, financings, refinancings and borrowings (whether secured or unsecured) by the Venture or a Subsidiary, condemnations (and conveyances in lieu thereof), recoveries relating to damage to any Property, receipts of insurance proceeds relating to damage to any Property and receipts of “key-man” insurance proceeds relating to any principal, officer and/or employee of the Venture or a Subsidiary.
“Major Decisions” is defined in Section 7.02.
“Managing Member” is defined in Section 7.01(a).
“Marketing Period” is defined in Section 10.03(a).
“Member” means, at any time, any Person admitted and remaining as a member of the Venture pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Venture are the NorthStar Member and the Formation Member.
“Member Loan” is defined in Section 5.02(c)(i).
“Monthly Report” is defined in Section 8.04(c).
“Mortgage Loan” means the Existing Loans and any mortgage loan entered (or to be entered) into by the Venture or any Subsidiary which is (or will be) secured by a mortgage lien on the Properties or any Property which are approved in accordance with the applicable provisions of this Agreement, as any of the same may be amended, restated, supplemented, or otherwise modified (including, without limitation, and any division or splitting of any of the foregoing into one or more component or separate loans as may be contemplated under the applicable documents evidencing, securing and governing the applicable Mortgage Loan) from time to time, and approved in accordance with the applicable provisions of this Agreement.
“Net Extraordinary Cash Flow” means the amount, if any, remaining after subtracting from cash receipts arising from a Major Capital Event (a) all expenses of the Venture or a Subsidiary related to such Major Capital Event, (b) the debts and liabilities of the Venture or a Subsidiary to the extent paid or satisfied in connection with such Major Capital Event, and (c) Reserves established in accordance with Section 7.02 or, in the case of a Mortgage Loan, any Reserves required by the applicable lender to be funded out of the loan proceeds, in connection with such Major Capital Event (it being understood that the reduction or release of any such Reserves, other than for payment of the items for which the applicable Reserve was established, shall be treated as Net Extraordinary Cash Flow). Net Extraordinary Cash Flow shall be determined on the cash basis of accounting.
“Net Income” and “Net Loss” means, respectively, for each taxable year, or portion thereof, the taxable income and taxable loss of the Venture for such period as determined for U.S. federal income tax purposes (inclusive of items required to be separately accounted for under Section 703(a) of the Code); provided, that for purposes of determining Net Income and Net Loss and each item thereof (and not for income tax purposes), without duplication, (a) there shall be taken into account any tax exempt income of the Venture, (b) any expenditures of the Venture which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Regulations under Section 704(b) of the Code shall be treated as deductible expenses, (c) if any asset of the Venture has a Book Value which differs from its adjusted tax basis as determined for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be computed based upon such asset’s Book Value rather than its adjusted tax basis, and (d) if the Book Value of any asset of the Venture is adjusted pursuant to clauses (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Net Income and Net Loss. Items of income, gain, deductions, and loss allocated pursuant to Section 6.03, including “nonrecourse deductions” and “partner nonrecourse deductions,” shall be excluded from the computation of Net Income and Net Loss.
“Net Ordinary Cash Flow” means, for any given period of time, the Receipts for such period less the Charges for such period. The amount of any released Reserves that are not used to pay Charges shall be treated as “Receipts” in accordance with the definition thereof, and the establishment and any additions or increases to Reserves shall be treated as “Charges” in accordance with the definition thereof. Net Ordinary Cash Flow shall be determined on the cash basis of accounting.
“Nonrecourse Liability” means nonrecourse indebtedness as defined in Treasury Regulation Section 1.752-1(a)(2).
“Non-Contributing Member” is defined in Section 5.02(c).
“Non-Discretionary Expenses” means payments made to third parties on account of: (a) mandatory payments of monthly debt service (but not payment of principal or interest at or after maturity) required under Loan Documents evidencing debt of the Venture or any Subsidiaries; (b) Emergency Expenses; (c) other non-discretionary expenditures such as real estate taxes, insurance premiums, utility charges, and other third-party non-discretionary expenses of a similar nature if the failure to pay the same would result in the suspension of any essential service or license relating to a Property or any other material and adverse effect on a Property or the Facility located thereon (and the Venture or any Subsidiary is authorized or permitted to make such expenditure); or (d) expenses reasonably necessary to comply with the obligations of the Administrative Member under Section 7.12.
“Non-Initiating Member” is defined in Section 10.01(a).

“Non-Operating Property Budget” is defined in Section 7.07(a).
“NorthStar Corporate Parent” means (a) NorthStar Realty Finance Corp., a Maryland corporation, (b) NRFC Sub-REIT Corp., a Maryland corporation, (c) NorthStar Asset Management Group Inc., and (d) any successor to any of the foregoing entities.
“NorthStar Healthcare Parent” means NorthStar Realty Healthcare LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“NorthStar Member” is defined in the Preamble to this Agreement.
“NorthStar Parties” is defined in Section 12.02(b).
“OFAC Programs” is defined in Section 13.01(h).
“Operating Lease” means, with respect to each Property that is an Operating Property, the lease between a Subsidiary that directly or indirectly owns such Property, as lessor, and another Subsidiary, as lessee.
“Operating Property” means each Property listed on Exhibit C attached hereto and, collectively, commonly referred to as the “Ranger Portfolio”, and any other Property that, after the date hereof, is leased to a Subsidiary or an Affiliate of the Venture.
“Operating Property Budget” is defined in Section 7.07(b).
“Outstanding Capital Contributions” is defined in Section 5.02(e).
“Owner” is defined in the Recitals to this Agreement.
“Partial Annual Calendar Period” means (i) the period beginning on the first day of the first full calendar month following the date hereof and ending on December 31, 2014, and (ii) the period beginning on January 1 of the calendar year in which the Formation Member is no longer entitled to the Asset Management Fee under this Agreement and ending on the date the Formation Member is no longer entitled to the Asset Management Fee under this Agreement.
“Percentage Interest” means, with respect to any Member, initially, the Percentage Interest of such Member as set forth on Exhibit D attached hereto, as such amount may be adjusted from time to time pursuant to Section 5.02(c). No adjustment shall be made in Percentage Interests on account of any Distributions notwithstanding that the same may reduce or constitute a full or partial return of such Member’s Outstanding Capital Contribution.
“Permanent Major Decisions” is defined in Section 7.03.
“Permitted NorthStar Member Affiliate” is defined in Section 9.01(b)(i).
“Permitted Repayments” means (a) any scheduled principal payments made in accordance with the terms of any Loan Documents or any documents governing any Replacement Debt (other than payment of the outstanding principal amount due at maturity), (b) any payment of principal made in connection with any refinancing of indebtedness secured by all or any portion of the Properties (at maturity or otherwise) with Replacement Debt, and (c) any repayment of principal made in connection with the condemnation or casualty of all or any portion of the Properties or any foreclosure of a mortgage secured by all or any portion of the Properties (or any replacement property subsequently acquired in exchange therefor in accordance with the terms hereof).
“Person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.
“Pledge” is defined in Section 9.01(a).
“Portfolio” means each of (i) the Properties comprising the Cascade Portfolio (as defined in the Conveyance Agreement), (ii) the Properties comprising the Decathlon Portfolio (as defined in the Conveyance Agreement), (iii) the Properties comprising the Grace Portfolio (as defined in the Conveyance Agreement), (iv) the Properties comprising the Kensington Portfolio (as defined in the Conveyance Agreement), (v) the Properties comprising the Pentathlon Portfolio (as defined in the Conveyance Agreement), and (vi) the Properties comprising the Ranger Portfolio (as defined in the Conveyance Agreement).
“Post-Removal Contribution” is defined in Section 5.02(c)(iii).
“Preferred Return” means, with respect to each Member, a rate of return of twelve percent (12.0%) per annum on the aggregate amount of such Member’s Outstanding Capital Contributions from time to time. In determining the Preferred Return, the following shall apply: (a) all Distribution amounts shall be based on the amount of the Distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements); (b) all Capital Contributions shall be treated as having been contributed to the Venture on the last day of the month on which a Member’s funds (or funds advanced on behalf of such Member) were actually delivered to the Venture; (c) all Distributions shall be treated as having been received by the applicable Member on the last day of the month on which such Member or its Affiliate actually receives such Distribution, and only Distributions to a Member of Net Ordinary Cash Flow pursuant to Section 6.05(a) shall be deemed Distributions for purposes of this definition; and (d) the Preferred Return shall be computed on the basis of a 360-day year for twelve (12) thirty (30) day months or, in the case of any partial calendar month, the actual number of days in such partial month.
“Presumed Tax Liability” means, with respect to the Formation Member for any Estimated Tax Quarter ending after the date hereof in which one or more events described in clause (i) or clause (ii) of Section 6.07(a) occur, an amount equal to the product of (a) the excess of (x) the aggregate amount of taxable income that, in the determination of the Venture Accountants after consultation with the Members, would be allocated to the Formation Member pursuant to the provisions of Article VI in respect of each such event that is attributable to Built-in Gain, less (y) any taxable loss carryforwards of the Formation Member that are attributable to the Venture (assuming for this purpose that the Formation Member’s Interest is the sole asset owned by the Formation Member) and that would be available to reduce such taxable income and (b) the Presumed Tax Rate as of the end of such Estimated Tax Quarter.

“Presumed Tax Rate” means the highest effective combined U.S. federal and state income tax rate applicable to an individual residing in New York, New York, taking into account the character of the income, giving effect to the U.S. federal income tax deduction for state taxes and applying any other reasonable assumptions that the Venture Accountants, after consultation with the Members, determine in good faith to be appropriate.
“Prior Distributions” means, with respect to any Tax Distribution to be made to a Member, all Distributions made to such Member prior thereto or concurrently therewith with respect to a particular taxable year.
“Promote Distribution Provisions” is defined in Section 6.05(b).
“Promote Loss Event” means the occurrence of an Event of Default with respect to the Formation Member pursuant to one or more of clauses (a), (b) (but in the case of clause (b), other than if resulting solely from gross negligence) and (c) (but in the case of clause (c), only to the extent relating to this Agreement, the Venture, any Subsidiary or any Property).
“Property” and “Properties” is defined in the Recitals to this Agreement, together with any other real property acquired by the Venture or any Subsidiary after the date hereof in accordance with the terms of this Agreement, or any one of them, so long as such Property continues to be owned by the Venture or any Subsidiary.
“Purchase” is defined in Section 10.01(b).
“Put Closing” is defined in Section 7.05(e)(viii).
“Put Notice” is defined in Section 7.05(e)(viii).
“Qualifying Buyer” is defined in Section 10.01(a).
“Quarterly Report” is defined in Section 8.04(b).
“Receipts” means, for any given period of time, a sum equal to the aggregate of all amounts actually received by the Venture or a Subsidiary from or in respect of any Property or other Venture Asset during such period (without duplication), determined on a cash basis of accounting, including, without limitation: (a) all rents, expense reimbursements, termination fees and other charges received from tenants and other occupants of the Properties; (b) proceeds of rent insurance and business interruption insurance; (c) all utility or other deposits returned to the Venture or a Subsidiary, which deposits were made on or after the date hereof; (d) interest, if any, earned on tenants’ security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases; (e) interest, if any, earned and available to the Venture or to a Subsidiary on Reserves or other Venture funds, or on any escrow funds deposited by the Venture or a Subsidiary with others or on any loans made by the Venture or a Subsidiary; (f) the amount of any released Reserves that are not used to pay Charges (other than Reserves established in accordance with Section 7.02 in connection with a Major Capital Event the release of which shall constitute “Net Extraordinary Cash Flow” as provided in the definition thereof); and (g) cash or other receipts (other than receipts from a Major Capital Event) received by the Venture or a Subsidiary from any other source. Notwithstanding the foregoing, Receipts shall not include (i) amounts contributed or loaned by the Members to the Venture or a Subsidiary pursuant to this Agreement, (ii) each tenant’s security deposit and interest thereon, if any, as long as the Venture or a Subsidiary has a contingent legal obligation to return that deposit or such interest thereon, (iii) amounts which, although held by the Venture, may not be distributed to the Venture or a Subsidiary, or by the Venture to its Members or by a Subsidiary under applicable law or pursuant to the terms of an agreement with a third party, or (iv) amounts arising from a Major Capital Event.
“Receiving Member” is defined in Section 9.04(a).
“Recourse Parties” is defined in Section 12.02(a).
“Redemption Acceptance Notice” is defined in Section 9.05.
“Redemption Closing” is defined in Section 9.05.
“Redemption Notice” is defined in Section 9.05.
“Refinancing Initiating Member” is defined in Section 7.02(h).
“Regulations” means the regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.
“Regulatory Allocations” is defined in Section 6.03(d).
“REIT” is defined in Section 7.12(a).
“REIT Failure” is defined in Section 7.05(g).
“Release” is defined in Section 10.03(b).
“Removal Date” is defined in Section 7.05(a).
“Removal Event” means (a) the occurrence of any Event of Default with respect to the Formation Member, (b) if the Percentage Interest of the Formation Member is (or would be if all Member Loans made by the NorthStar Member were treated as Additional Capital Contributions by the NorthStar Member and the Percentage Interests of the Members were adjusted as set forth in Section 5.02(c)) less than fifty percent (50%) of the Formation Member’s Percentage Interest on the date hereof by reason of the Formation Member’s failure to make Additional Capital Contributions as required herein, or (c) a breach or failure to comply by the Formation Member with any of its obligations or requirements under Section 7.12 (subject, for this purpose, to the provisions of Section 7.05(g)).
“Removal Liabilities” is defined in Section 7.05(e)(vii).

“Replacement Debt” means new indebtedness of the Venture or any Subsidiary that is considered a Nonrecourse Liability.
“Reserves” means (a) reserve funds to pay Charges as set forth in the Approved Business Plan and Budget, (b) without duplication of the Reserves described in the foregoing clause (a), reserve funds required to be maintained pursuant to the terms of any Mortgage Loan, and (c) any other reserve funds established in accordance with Section 7.02.
“Restricted Member” is defined in Section 6.03(c).
“Restricted Parties” is defined in Section 7.11(a).
“Restricted Period” is defined in Section 7.11(a).
“ROFO Closing” is defined in Section 9.04(b).
“ROFO Election Notice” is defined in Section 9.04(b).
“ROFO Interests” is defined in Section 9.04(a).
“ROFO Notice” is defined in Section 9.04(a).
“ROFO Price” is defined in Section 9.04(a).
“ROFO Right” is defined in Section 9.04(b).
“Sale Notice” is defined in Section 10.01(a).
“Shortfall Amount” is defined in Section 5.02(c)(i).
“Solicitation” is defined in Section 7.11(a).
“Spin Off Transferee” is defined in the definition of Healthcare Platform Transfer.
“Spin Off Transferor” is defined in the definition of Healthcare Platform Transfer.
“Subsidiary” means any direct or indirect wholly owned subsidiary of the Venture, including, without limitation, each Owner.
“Tax Distributions” is defined in Section 6.07(a).
“Tax Distribution Cap” is defined in Section 6.07(a).
“Taxes” means all sales, payroll, real estate, personal property, occupancy and other excise, property, privilege or other taxes and assessments imposed upon a Property, a Subsidiary or the Venture (but excluding any Member’s income or franchise taxes).
“Third Consultant” is defined in Section 7.05(f).

“Transfer” is defined in Section 9.01(a).
“Transfer Date” is defined in Section 12.03.
“Upper Tier Transfer” is defined in Section 9.01(a).
“Valid Contract” means a contract for the sale of any Portfolio or Portfolios that (a) provides for a then customary market-standard deposit to be paid simultaneously with the execution of such contract, (b) contains no financing contingencies, (c) provides for no recourse to the assets of the NorthStar Member or the Formation Member or the Venture, other than the Venture’s interest in the applicable Portfolio or Portfolios (but which may provide for recourse (i) to a customary, market-rate holdback or (ii) to the Venture for customary surviving indemnification obligations, subject to customary survival periods and customary maximum liability amounts), (d) shall provide for all cash payments of the purchase price for the applicable Portfolio or Portfolios, unless the Initiating Member has stated in the Sale Notice that it intends to offer the applicable Portfolio(s) for sale only to Qualifying Buyers, in which case such contract may provide for the purchase and sale of the applicable Portfolio or Portfolios subject to the then existing applicable Mortgage Loan(s) if the applicable conditions set forth in Section 10.03(b) are met, and (e) is otherwise on customary and commercially reasonable terms (including closing to occur within ninety (90) days of the date thereof, subject to customary extension rights).
“Valuation Dispute Notice” is defined in Section 7.05(c).
“Value Fraction” is defined in Section 7.06(d).
“Venture” is defined in the Preamble to this Agreement.
“Venture Accountants” means Grant Thornton LLP, or such other nationally recognized firm of independent certified public accountants selected by the NorthStar Member.
“Venture Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed including, but not limited to the Properties, at any time owned by or held for the benefit of the Venture. The Venture Assets shall include all assets of Owners or any other Subsidiary.
“Venture Attorneys” means (a) Skadden, Arps, Slate, Meagher & Flom LLP, (b) Fried, Frank, Harris, Shriver & Jacobson LLP, (c) Arnall Golden Gregory LLP, or (d) such other law firm or law firms selected by the NorthStar Member to provide legal services to the Venture or any Subsidiary.
1.02.    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement; (d) the term “Section” or “Article” refers to the specified Section or Article of this Agreement; and (e) the word “or” is not exclusive, and the phrases “include” and “including” shall mean “include, without limitation”, and “including, without limitation”.

ARTICLE 2.
FILING; NAME; PLACE OF BUSINESS
2.01.    Filing. The Members shall execute and acknowledge, and the Administrative Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Venture does business and, if necessary or desirable, cause to be published, such certificates or amended certificates, if any, as are required or permitted by the LLC Act, or any fictitious name act, or act relating to qualification to do business, or similar statute or any rule or regulation in effect in such jurisdiction or political subdivision. The Members shall further execute and acknowledge and the Administrative Member shall promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the Venture.
2.02.    Name of Venture. The name under which the Venture shall conduct its business is Eclipse Investment, LLC or such other name as the Members may jointly select; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”
2.03.    Place of Business. The location of the principal place of business of the Venture shall be c/o Formation Capital LLC, 3820 Mansell Road, Suite 280, Alpharetta, GA 30342. The principal place of business of the Venture shall be changed to such other place or places within the continental United States as the Administrative Member may from time to time determine with the consent of the Managing Member; provided, that if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act. The Administrative Member may establish and maintain such other offices and additional places of business of the Venture as the Managing Member shall approve.
2.04.    Registered Office and Registered Agent. The street address of the initial registered office of the Venture shall be The Corporation Trust Company, Corporation Trust Center and the Venture’s registered agent at such address shall be 1209 Orange Street, Wilmington, DE 19801. The Administrative Member may hereafter change the registered agent and registered office and, if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act to reflect such change.
ARTICLE 3.
PURPOSES AND POWERS OF THE VENTURE
3.01.    Purposes. The purposes of the Venture shall be to own, hold, finance, manage, operate, sell and otherwise dispose or deal with and exercise any rights it may have with respect to any of the Subsidiaries, which Subsidiaries will undertake to: (a) acquire, own, hold, operate, develop, finance, mortgage, lease, sell and otherwise dispose of or deal with and exercise any rights it may have with respect to the Properties or any of them; (b) incur indebtedness (whether secured, directly or indirectly, by one or more of the Properties or any portion thereof or interest therein, or unsecured) and otherwise in connection with the Venture’s and the Subsidiaries’ activities, as permitted hereunder; and (c) do all other things reasonably incident thereto, in accordance with the terms of this Agreement.
3.02.    Powers. The Venture shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Venture, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Venture, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the LLC Act.
ARTICLE 4.
TERM OF VENTURE
The existence of the Venture commenced on the date upon which the Certificate was duly filed with the office of the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions of Article 11.
ARTICLE 5.
CAPITAL CONTRIBUTIONS
5.01.    Initial Capital Contributions. As of the date hereof, each Member has made a Capital Contribution in the amount specified on Exhibit D hereto as such Member’s initial Capital Contribution to the Venture (such Capital Contribution being referred to in this Agreement as such Member’s “Initial Capital Contribution”).
5.02.    Additional Contributions. (a) If at any time, and from time to time, the Administrative Member or the Managing Member determines that additional funds in excess of the Initial Capital Contributions, Receipts and available Reserves are necessary to meet the needs or obligations of the Venture or any of its Subsidiaries, but solely to the extent of costs and expenses that are (i) needed to fund Non-Discretionary Expenses, (ii) used to fund any cost, expense or project approved by the Members as a Major Decision, (iii) used to pay for any liability or obligation under any Guaranty that is solely the responsibility of one Member pursuant to Section 12.02(b) or Section 12.02(c), or (iv) reasonably determined by the Managing Member to be necessary to maintain each of the Properties as high quality Facilities and maximize the value of each of the Properties, provided, that the Managing Member shall not be permitted, without the consent of the Administrative Member, to make aggregate Additional Capital Contribution Requests pursuant to this clause (iv) in an amount for any Property in excess of ten percent (10%) of the purchase price allocated for such Property, as set forth on Schedule 41(g) to, and the statement provided pursuant to Section 41(g) of, the Conveyance Agreement, in any Fiscal Year, but in any event not to exceed $10,000,000 in the aggregate in any Fiscal Year for all of the Properties; and determines to call for additional Capital Contributions to fund the same (“Additional Capital Contributions”), the Administrative Member or the Managing Member, as applicable, shall deliver to each Member a written notice (an “Additional Capital Contribution Request”) of the need for Additional Capital Contributions (which may be made by email but requires confirmation by the receiving party of receipt of such email). Additional Capital Contributions required under clauses (i), (ii) and (iv) above shall be funded by the Members on a pro rata basis in proportion to their respective Percentage Interests, and Additional

Capital Contributions required under clause (iii) above shall be funded by the Members in accordance with Article 12. Each Additional Capital Contribution Request shall specify the aggregate amount of Additional Capital Contributions that the Administrative Member or Managing Member, as applicable, has determined are required to be made by the Members pursuant to this Section 5.02(a) and each Member’s pro rata share thereof and the date on which such determining Member has determined such Additional Capital Contributions shall be required to be made by the Members (the “Additional Capital Contribution Date”), which date shall not be earlier than ten (10) Business Days from the date that the Additional Capital Contribution Request in question is given. Each Member shall contribute, on or before the Additional Capital Contribution Date, such Member’s pro rata share of the aggregate Additional Capital Contributions specified in such Additional Capital Contribution Request.
(b)    Intentionally Omitted.
(c)    If at any time or times either Member shall fail to timely make any Additional Capital Contribution which such Member is obligated to make under this Section 5.02 (such Member being referred to herein as a “Non-Contributing Member”), and such failure shall continue for a period of ten (10) Business Days after notice of such failure from the other Member (such Member that has timely contributed its pro rata share of the Additional Capital Contribution in question being referred to herein as a “Contributing Member”), the rights and remedies set forth below in this Section 5.02(c) shall apply, all of which shall be cumulative and non-exclusive with respect to each other; provided, that such rights and remedies in the aggregate shall constitute the Contributing Member’s sole and exclusive remedies with respect to the Non-Contributing Member’s failure to make such Additional Capital Contribution.
(i)    The Contributing Member may elect, by delivering written notice to the Non-Contributing Member of such election (which shall be made on or before the date that is thirty (30) days after the applicable Additional Capital Contribution Date), to either (x) require the Venture to return the Additional Capital Contribution in question made by the Contributing Member, or (y) advance to the Venture all or a portion of the Additional Capital Contribution which the Non-Contributing Member has failed to make (the amount so advanced, the “Shortfall Amount”), which advance shall be treated as a loan by the Contributing Member to the Non-Contributing Member in the amount of such advance (each, a “Member Loan”), which Member Loan will earn interest thereon at the Default Rate, and an Additional Capital Contribution by the Non-Contributing Member. So long as a Member Loan is outstanding, the Non-Contributing Member shall have the right to repay the Member Loan (together with all accrued and unpaid interest thereon), in whole or in part, but in all cases subject to a Cram-Down Contribution pursuant to Section 5.03(c)(ii).
(ii)    At any time on or after the earlier to occur of (I) the date that is sixty (60) days after the date that a Member Loan is made and (II) the date that is thirty (30) days after the last day of the calendar quarter in which a Member Loan is made, in each case if any portion of such Member Loan or any accrued and unpaid interest thereon remains outstanding, at the election of the Contributing Member that made such Member Loan, (1) such Member Loan may be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the sum of the unpaid Member Loan and the accrued and unpaid interest thereon (each, a “Cram-Down

Contribution”), which Additional Capital Contribution shall be deemed made as of the date on which such Member Loan is so converted into a Cram-Down Contribution, (2) upon such conversion, such Member Loan will no longer be outstanding, (3) the Contributing Member’s Capital Account shall be increased by an amount equal to the Cram-Down Contribution, and (4) the Non-Contributing Member shall be treated as receiving a distribution under Section 6.05 (the purpose of which is to reverse the deemed Capital Contribution made pursuant to clause (y) of Section 5.02(c)(i)) in the amount of the Cram-Down Contribution and its Capital Account shall be decreased by such amount. At the time of a Cram-Down Contribution, (A) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage (rounded to the nearest one hundred thousandth of one percent) determined by dividing (x) the Cram-Down Contribution multiplied by 150% by (y) the total Capital Contributions made by all of the Members to the Venture on or prior to such date (including the Cram-Down Contribution) (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (B) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (A) of this Section 5.02(c)(ii).
(iii)    Notwithstanding anything to the contrary contained in this Section 5.02(c), if a Member is a Contributing Member with respect to any Additional Capital Contribution Request made on or after the Removal Date, then the Contributing Member shall not have the rights set forth in clause (i) or (ii) of this Section 5.02(c), but shall instead have the right to either (1) require the Venture to return the Additional Capital Contribution in question made by the Contributing Member or (2) advance to the Venture all or any portion of the Additional Capital Contribution that the Non-Contributing Member has failed to make (the “Post-Removal Contribution”), which advance shall be treated as an Additional Capital Contribution by such Contributing Member and (I) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage (rounded to the nearest one hundred thousandth of one percent) determined by dividing (x) the Post-Removal Contribution multiplied by 100% by (y) the total Capital Contributions made by all of the Members to the Venture on or prior to such date (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (II) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (I) of this Section 5.02(c)(iii).
(d)    Upon the making (or deemed making) of any Capital Contributions after the date hereof, the Administrative Member shall, at the direction of the Managing Member, update Exhibit D to reflect such Capital Contributions (and the recomputed Percentage Interests of the Members, if applicable) and shall deliver notice and a copy thereof to each Member. Except as set forth in this Section 5.02, no Member shall be required or permitted to make any Capital Contribution or other payment to the Venture in excess of such Member’s Initial Capital Contributions made on the date hereof.
(e)    The outstanding amount of each Member’s Capital Contributions to the Venture (i) shall be increased to reflect any additional Capital Contributions made (or deemed made) by such Member pursuant to Section 5.02, and (ii) shall be decreased (but not below zero) to reflect any Distributions of Net Extraordinary Cash Flow made to such Member pursuant to the provisions of Section 6.05(b)(i) that constitutes a return of capital (and not a return on capital, it being agreed that Distributions pursuant to Section 6.05(b)(i) shall be deemed first to be a return on capital and then to be a return of capital); provided, that if at any time any Distributions are made to such Member pursuant to Section 6.05(b)(ii) and Section 6.05(b)(iii), such Member’s Outstanding Capital Contributions shall be reduced to zero (but may be subsequently increased pursuant to clause (i) of this Section 5.02(e)). The outstanding amount of each Member’s Capital Contributions to the Venture calculated in accordance with the provisions of this Section 5.02(e) is referred to herein as such Member’s “Outstanding Capital Contributions”.
5.03.    Liability of Members. Except as otherwise provided in the LLC Act or this Agreement, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and no Member or Affiliate of any Member shall be obligated personally for any such debt, obligation or liability of the Venture solely by reason of being a Member or Affiliate of a Member. The failure of the Venture to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members or their respective Affiliates for debts, obligations and liabilities of the Venture.
5.04.    Return of Capital. Except as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Venture, and no time has been agreed upon for (and neither the Venture, any Member, nor any Affiliate of any Member is guaranteeing) the return of any Member’s Capital Contributions or any return thereon or the repayment of any Member Loan. No Member or any direct or indirect member, partner, shareholder or other constituent owner of any Member, and no other Person, shall have any personal liability with respect to the return of any Member’s Capital Contributions or any return thereon or the repayment of any Member Loan.
5.05.    Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Capital Contributions to the Venture are for the sole benefit of the Venture and the Members, and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including without limitation, by any lender or any trustee in a bankruptcy proceeding. In addition, no third party or any creditor of the Venture, shall have any right to require either Member to cause a Capital Contribution Request to be delivered to the Members or to enforce the obligations of the Members to make any Capital Contribution, loan or other advance to the Venture.
ARTICLE 6.
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS
6.01.    Capital Accounts. (a) Each Member shall have a Capital Account which shall be maintained in accordance with Regulations Section 1.704-1(b)(2)(iv).
(b)    The Capital Account of each Member shall be increased (i) by the amount of cash and the fair market value of any other property (net of any liability secured by such property that the Venture is considered to assume, or take subject to, under Section 752 of the Code) contributed by such Member to the Venture and (ii) by any Net Income allocated to such Member pursuant to

Section 6.02 and any item in the nature of income or gain specially allocated to such Member pursuant to Section 6.03.
(c)    The Capital Account of each Member shall be reduced by (i) the amount of cash and the fair market value of any property (net of any liability secured by such property that the Member is considered to assume, or take subject to, under Section 752 of the Code) distributed to such Member and (ii) by any Net Loss allocated to such Member pursuant to Section 6.02 and any item in the nature of loss or expense specially allocated to such Member pursuant to Section 6.03.
(d)    In the event that all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.
(e)    The Capital Account of each Member shall be adjusted to reflect any adjustment to the Book Value of assets of the Venture attributable to the application of Section 734 or Section 743 of the Code to the extent required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(f)    Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to the allocations of Net Income, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Income and Net Losses attributable to adjustments to Book Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.
(g)    Except as expressly required herein, no Member shall be required to restore any negative balance in its Capital Account. No allocation to any Member of any loss or deduction, whether attributable to depreciation or otherwise, shall create any obligation of that Member to the Venture or any other Member, even if the allocation reduces such Member’s Capital Account or creates or increases a deficit in its Capital Account. No Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Venture or any creditor of the Venture.
6.02.    Income Allocations. After the application of Section 6.03, Net Income and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.03 (taking into account Section 6.05) if the Venture were dissolved, its affairs wound up and its assets sold for cash equal to their adjusted tax basis (or adjusted Book Value if applicable), all Venture liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted tax basis (or adjusted Book Value if applicable) of the assets securing such liability), and the net assets of the Venture were distributed in accordance with Section 11.03 to the Members immediately after making such allocation, minus (ii) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets; provided, that in applying this Section 6.02, any allocations of Net Income or Net Loss that are necessary to account for the difference between the amount of any Cram-Down Contribution and the Capital Contribution credit given for such Cram-Down Contribution will be made only in the taxable year(s) in which the Venture dissolves pursuant to Section 11.03, and in such year(s) such allocation may include items comprising Net Income or Net Loss (including items of gross income); provided further, that in applying this Section 6.02, to the extent not otherwise accounted for by the foregoing allocations, any income allocated to the Formation Member as a result of the “Promote Distribution Provisions” (as defined in Section 6.05(b)) shall be reversed through allocations of Net Loss (or a reduction in allocations of Net Income) to the extent the provisions of Section 6.05(d) and Section 7.05 become applicable. Subject to the other provisions of this Article 6, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
6.03.    Special Allocations. (a) Notwithstanding any other provision of this Agreement, “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Venture shall be allocated to the Member who bears the economic risk of loss with respect to the debt to which such deductions are attributable in accordance with Regulations Sections 1.704‑2(i), and “nonrecourse deductions” (as defined in Regulations Section 1.704‑2(b)(1)) of the Venture shall be allocated to the Members in accordance with their respective Percentage Interests.
(b)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of income, gain, loss, and deduction shall be allocated to the Members to the extent and in the manner required by such provisions.
(c)    To the extent that any loss or deduction otherwise allocable to a Member (the “Restricted Member”) hereunder would cause such Member to have Adjusted Capital Account Deficit as of the end of the taxable period to which such loss or deduction relates (after taking into account the allocation of all items of income and gain for such taxable period), such loss or deduction shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.02 as if the Restricted Member were not a Member.
(d)    Any allocations required to be made pursuant to Section 6.03(a), Section 6.03(b) and Section 6.03(c) (the “Regulatory Allocations”) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent and concurrent allocations of income, gain, loss or deduction pursuant to Section 6.02 so that the net amount of any items so allocated and all other items allocated to such Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.02 had such Regulatory Allocations under this Section 6.03 not occurred.
(e)    Pursuant to the fifth sentence of Treasury Regulation Section 1.752-3(a)(3), the Venture shall first allocate excess nonrecourse liabilities to the Formation Member up to the amount of built-in gain that is allocable to the Formation Member under Section 704(c) of the Code or Section 704(c) principles to the extent that such built-in gain exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2).

(f)    It is intended that prior to a distribution of the proceeds from a liquidation of the Venture pursuant to the provisions of Section 11.03, the positive Capital Account balance of each Member shall be equal to the amount of liquidation proceeds that such Member is entitled to receive in accordance with the provisions of Section 11.03. Accordingly, notwithstanding anything to the contrary in this Article 6, to the extent necessary and permissible or required under Section 704(b) of the Code and the Regulations promulgated thereunder, items of gross income and gross deductions of the Venture for the year of liquidation of the Venture (and to the extent necessary, in the immediately preceding taxable year) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member is entitled to receive in connection with such liquidation in accordance with the provisions of Section 11.03.
(g)    The Members intend for the allocation provisions contained in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and the allocation provisions herein shall be interpreted and applied in a manner consistent therewith.
6.04.    Tax Allocations; Allocation of Income and Loss. (a) For federal income tax purposes, except as otherwise provided in Section 6.04(b), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article 6.
(b)    In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed (or deemed contributed) to the capital of the Venture shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution); and the Venture shall account for such variation under the “traditional method” as described in Regulations Section 1.704-3(b). If the Book Value of any asset of the Venture is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the same manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Managing Member in a manner that reasonably reflects the intent of this Agreement. Allocations pursuant to this Section 6.04(b) are solely for tax purposes and shall not affect any Member’s Capital Account.
(c)    If any Member acquires an Interest or transfers an Interest during any taxable year in accordance with this Agreement, the Net Income or Net Loss (and other items referred to in Section 6.03) attributable to such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Venture as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder and agreed to by the Members, including the transferor and the transferee.

6.05.    Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow.
(a)    Distributions of Net Ordinary Cash Flow. The Administrative Member shall calculate Net Ordinary Cash Flow as of the end of each calendar month on a cumulative calendar year-to-date basis and apply and distribute Net Ordinary Cash Flow on or before the 15th day of the following calendar month to the NorthStar Member and the Formation Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution.
(b)    Distributions of Net Extraordinary Cash Flow. The Administrative Member shall calculate Net Extraordinary Cash Flow and apply and distribute such Net Extraordinary Cash Flow promptly after the Venture’s receipt thereof in the following order of priority (taking into account, as necessary and without limitation, all prior Distributions of Net Ordinary Cash Flow pursuant to Section 6.05(a):
(i)    First, to the NorthStar Member and the Formation Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twelve percent (12%) IRR;
(ii)    Second, (A) 20% to the Formation Member and (B) 80% to the NorthStar Member and the Formation Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twenty-five percent (25%) IRR; and
(iii)    Third, the balance, if any, (A) 30% to the Formation Member and (B) 70% to the NorthStar Member and the Formation Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution;
provided, that any Distribution pursuant to clause (A) of each of Sections 6.05(b)(ii) and 6.05(b)(iii) (the “Promote Distribution Provisions”) shall be subject to the further provisions of Section 6.05(d) and Section 7.05.
(c)    Reconciliation of Distributions. Notwithstanding the foregoing, which is intended to permit interim distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow, the Administrative Member shall calculate Net Ordinary Cash Flow and Net Extraordinary Cash Flow on an annual basis, and if the annual audited report of the Venture should show that there was any over-distribution of Net Ordinary Cash Flow and Net Extraordinary Cash Flow to a Member, such Member shall repay the over-distribution within 30 days after receipt of such report. If such annual audited report should show that there was an under-distribution of Net Ordinary Cash Flow and Net Extraordinary Cash Flow to a Member, such under-distribution shall be paid to such Member within 30 days after receipt of such report or as promptly thereafter as there is sufficient Net Ordinary Cash Flow or Net Extraordinary Cash Flow.
(d)    Clawback. In the event one or more Capital Contributions (collectively, the “After Promote Contributions”) are made to the Venture by the Members after the first date upon which the Formation Member has received Distributions hereunder pursuant to the Promote Distribution Provisions (the “Initial Promote Distribution Date”), unless and until Distributions made after the

Initial Promote Distribution Date, absent this Section 6.05(d), result in the Formation Member having received Distributions aggregating to the amount to which the Formation Member would otherwise be entitled to receive (i.e., the amount the Formation Member has received pursuant to the Promote Distribution Provisions is equal to the amount the Formation Member should have received under the Promote Distribution Provisions, taking into account the timing of the After Promote Contributions and Distributions made after the Initial Promote Distribution Date for determining when the IRR hurdles have been met under Section 6.05), the amounts otherwise distributable to the Formation Member pursuant to Section 6.05 shall be distributed to the NorthStar Member.
(e)    Repayment of Member Loans. Notwithstanding the foregoing provisions of Section 6.05(a) and Section 6.05(b) or the provisions of Section 11.03, the amount of any Net Ordinary Cash Flow and Net Extraordinary Cash Flow that is distributable to (and would but for this Section 6.05(e) otherwise be paid to) any Non-Contributing Member under this Section 6.05 or Section 11.03 shall instead be paid over to any Contributing Member in repayment in whole or in part as the case may be of any Member Loans made by such Contributing Member to such Non-Contributing Member, together with any interest thereon, to be applied first to accrued and unpaid interest thereon and then to the principal balance thereof, in the order in which such Member Loans were made, so that the Member Loan longest outstanding is fully repaid prior to the payment of interest or principal on any Member Loan made after the date on which the longest outstanding Member Loan was made. Any such payment that would otherwise be distributed hereunder to a Non-Contributing Member that is made to the Contributing Member who has made a Member Loan shall be treated for all purposes of this Agreement as having been distributed to the Non-Contributing Member.
(f)    Confirmation of Managing Member. The Managing Member shall have the right to review and confirm the calculations by Administrative Member of the Net Ordinary Cash Flow and Net Extraordinary Cash Flow from time to time.
(g)    No Restoration of Funds. Except as provided in Section 6.05(c) and Section 6.05(d), no Member shall be required to restore to the Venture any funds properly distributed to such Member pursuant to any of the provisions of this Section 6.05 or Section 11.03 unless required by applicable law.
(h)    Limitation on Distributions. Except as provided in this Section 6.05 and Section 11.03, no Member shall be entitled to (i) receive any distribution from the Venture (including a withdrawal of any of such Member’s capital), (ii) receive interest from the Venture upon any capital contributed to the Venture, or (iii) receive property other than cash in return for such Member’s Capital Contributions.
(i)    Breach of Conveyance Agreement. The Managing Member shall have the unilateral right to exercise, on behalf of the Venture, any right or remedy under the Conveyance Agreement (including, without limitation, the bringing of any litigation, suit or other action to enforce the terms of the Conveyance Agreement pursuant to the terms thereof). The Members acknowledge that the Non-Ranger Portfolio Holdback Escrow Amount and the Ranger Portfolio Holdback Escrow Amount have been deposited by or on behalf of the Seller into the Holdback Escrow Account pursuant to the terms of the Conveyance Agreement. If the Seller is required to indemnify the

Venture with respect to any claim for indemnification arising out of or relating to matters described in Section 11(k)(ii)(1) of the Conveyance Agreement, all Losses arising out of or relating to such matter shall be paid as follows (subject to the terms contained in Section 11(k)(iii)(2) of the Conveyance Agreement, including Seller’s maximum liability amount with respect to claims made under the Conveyance Agreement): (A) a portion of such Losses equal to the applicable Non-Rollover Percentage with respect to the applicable Portfolio shall be paid to the Venture in cash from the Holdback Escrow Account on the terms provided in Section 11(k) and Section 11(l) of the Conveyance Agreement and (B) the balance of such Losses shall be offset against any Distributions that would otherwise be made to the Formation Member pursuant to Section 6.05 or Section 11.03 (which amount under this clause (B) shall accrue interest at a rate equal to 12% per annum, compounded annually, to the extent unpaid). Each term used in this Section 6.05(i) but not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Conveyance Agreement.
6.06.    Withholding Taxes. If the Venture is directly or indirectly required by applicable federal, state, local or foreign tax laws to withhold any portion of any distribution or allocation to a Member, the Venture shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.06 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Venture itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly on behalf of any Member as required by applicable law (other than on account of all Members equally), that is not withheld from actual distributions to the Member, then the Venture may, at the option of the Managing Member, either (i) require the Member to reimburse the Venture for such payment or (ii) reduce any subsequent distributions to such Member by the amount of such payment. The obligation of a Member to reimburse the Venture for taxes that were paid or incurred shall continue after such Member Transfers its interest in the Venture, after a withdrawal by such Member or the dissolution of the Venture. Each Member agrees to furnish the Venture with any representations and forms as shall reasonably be requested by the Managing Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Venture and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as an indemnity hereunder by a Member will be paid promptly to the Venture, and, if not so paid, the Venture will be entitled to retain any distributions due to such Member for all such amounts.
6.07.    Tax Distributions. (a) The Venture shall make distributions to the Formation Member, to the extent of its available cash, in an aggregate amount for all calendar quarters not to exceed Ten Million Dollars ($10,000,000.00) (the “Tax Distribution Cap”), for each calendar quarter ending after the date hereof during which there is either (i) a voluntary sale, exchange, transfer or other disposition of any portion (but not all) of the Properties in a transaction that results in the recognition of Built-in Gain to the Formation Member or its direct or indirect owners or (ii) any reduction of Nonrecourse Liabilities on one or more Properties secured by an Existing Loan (other than any Permitted Repayments), without duplication, such that the amount of such Nonrecourse Liabilities is less than the outstanding principal balance of such Existing Loan as of the Closing Date, which results in the Formation Member or its direct or indirect owners recognizing any Built-

in Gains as a result of receiving a distribution in excess of tax basis (such Distributions, together with any distributions pursuant to Section 6.07(b), are referred to herein, collectively, as “Tax Distributions”). Tax Distributions shall be made on or before the 15th day following the end of each Estimated Tax Quarter in which an event described in the preceding sentence occurs in an amount equal to the Formation Member's Presumed Tax Liability for such Estimated Tax Quarter, less the aggregate amount of Prior Distributions previously made to the Formation Member that relate to such calendar year.
(b)    On or before April 10 of each calendar year, if the Venture Accountants determine, after consultation with the Members, that all Prior Distributions made with respect to the immediately preceding calendar year are insufficient to satisfy the Formation Member’s aggregate Presumed Tax Liabilities for such immediately preceding calendar year, the Venture shall make an additional Tax Distribution (subject to the Tax Distribution Cap) to the Formation Member in an amount that the Venture Accountants determine, after consultation with the Members, will be sufficient to allow the Formation Member to satisfy its aggregate Presumed Tax Liabilities for the immediately preceding calendar year.
(c)    Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Venture.
(d)    The determination as to which calendar year any distribution relates shall be made by the Venture Accountants after consultation with the Members.
(e)    Notwithstanding anything to the contrary herein and for the avoidance of doubt, each Tax Distribution shall be considered an advance against future Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow with respect to the Formation Member and all such Distributions that would otherwise be made to the Formation Member shall be retained by the Venture until such advances have been fully offset.
(f)    If any Tax Distributions made to the Formation Member with respect to any calendar year shall be greater than the aggregate Presumed Tax Liabilities for the Formation Member with respect to such calendar year, the Venture shall be entitled to be repaid (but not earlier than thirty days after notification to the Formation Member by the Venture of the amount of such excess) the lesser of (i) such excess and (ii) any Tax Distributions for such calendar year that have not otherwise been offset against other Distributions to the Formation Member under Section 6.07(e), plus interest thereon (accruing from the date of notification) at the rate of seven percent (7%) per annum, compounded quarterly on the first day of each calendar quarter. In addition to all other rights and remedies of the Venture at law or in equity with respect to amounts owed by the Formation Member to the Venture pursuant to this Section 6.07(f), the Venture shall have the right to offset, or cause to be offset, against Distributions to the Formation Member under this Agreement all amounts owed by the Formation Member to the Venture pursuant to this Section 6.07(f).
(g)    The Formation Member hereby agrees to repay upon the liquidation of the Venture any and all Tax Distributions made under this Section 6.07 and that have not otherwise been offset against other Distributions under Section 6.07(e) in excess of the amounts otherwise distributable to the Formation Member under Section 6.05 or Section 11.03 as of the date of such liquidation.

ARTICLE 7.
MANAGEMENT
7.01.    Management. (a) Subject to the terms and conditions of this Agreement, the full and exclusive right, power, authority and discretion to conduct the business and affairs of the Venture, and to do all things necessary to carry on the business of the Venture, shall be vested in the NorthStar Member (in such capacity, the “Managing Member”) who shall have all of the power and authority of a manager (as defined in Section 18-101(10) of the LLC Act) within the meaning of and pursuant to the LLC Act; provided, that (i) unless and until the Formation Member is removed as the Administrative Member, the Major Decisions shall require the written consent of both the NorthStar Member and the Formation Member, (ii) whether or not the Formation Member is removed as the Administrative Member, the Permanent Major Decisions shall require the written consent of both the NorthStar Member and the Formation Member, and (iii) unless and until the Formation Member is removed as the Administrative Member, the Formation Member, in its capacity as the Administrative Member, shall have the duties and responsibilities set forth in Section 7.04 and elsewhere in this Agreement. Without limiting the generality of the foregoing, subject to clauses (i) and (ii) of the immediately preceding sentence, the Managing Member is hereby authorized to execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Managing Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.
(b)    Except to the extent that the Managing Member is performing any duties, obligations and responsibilities of the Administrative Member hereunder, in which case the Managing Member shall perform such duties, obligations and responsibilities with Due Care; to the fullest extent permitted by law (including the LLC Act), (i) the Managing Member shall not be bound by any fiduciary duty to the Venture or the Members and (ii) the Formation Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against the Managing Member for breach of fiduciary duty; provided, that (A) the Managing Member acknowledges and agrees that it shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the Managing Member from, or be deemed to limit the Managing Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the Managing Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.
(c)    Each of the Managing Member and the Administrative Member shall be entitled to appoint one or more (but not more than three for each Member) “Authorized Signatories” of the Venture and, subject to their respective governing organizational documents, the Subsidiaries, and, subject to the same limitations on authority of a Member as are set forth in this Agreement, any such Authorized Signatory shall have full authority to execute on behalf of the Venture or any Subsidiary any and all documents, contracts, certificates, agreements and instruments. As of the date hereof, the Authorized Signatories appointed by each of the Managing Member and the Administrative Member are set forth on Exhibit O attached hereto. Each Member shall have the right to remove and replace, from time to time, one or more of the Authorized Signatories appointed by such Member. If the Formation Member is removed as the Administrative Member pursuant to Section 7.05, each Authorized Signatory of the Venture and the Subsidiaries that was appointed by the Formation Member shall be deemed automatically removed from such office as an Authorized Signatory and shall have no further right to act in such capacity. Without limiting the foregoing, solely for purposes of satisfying applicable regulatory requirements relating to health care licensure in the State of Texas, the Authorized Signatories set forth on Exhibit O (and each of their respective replacements) shall be deemed officers of the Venture with the titles set forth on Exhibit O.
7.02.    Major Decisions. The “Major Decisions”, with respect to the Venture or any Subsidiary, shall be:
(a)    make any voluntary petition in bankruptcy or reorganization or institute any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Venture or any Subsidiary, consent to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Venture or any Subsidiary, cause the Venture or any Subsidiary to admit in writing its inability to pay its debts generally as they become due or cause the Venture or any Subsidiary to make a general assignment for the benefit of its creditors;
(b)    cause the Venture or any Subsidiary to take any action that would trigger liability under any Guaranty or other recourse or personal liability to the Formation Member or an Affiliate of the Formation Member;
(c)    admit additional or substitute Members to the Venture except in accordance with the provisions of Article 9 or admit any additional partners or members (other than the Venture or any other Subsidiary) into any Subsidiary;
(d)    merge or consolidate the Venture or any Subsidiary with any other Person or enter into any joint venture or similar relationship with, or acquiring any interest in, any corporation, limited liability company, partnership, association or other business organization by the Venture or any Subsidiary;
(e)    cause the Venture or any Subsidiary to enter into or terminate any Affiliate Agreement or any amendment or modification to an Affiliate Agreement or waive any material right under any Affiliate Agreement;
(f)    except as otherwise provided in Article 10, the direct or indirect sale or other disposition of all or any material portion of any Property, Subsidiary or any other material Venture Assets or the entering into any binding agreement to do so;
(g)    cause the Venture or any Subsidiary to acquire any additional Property or enter into any agreement to acquire any additional Property or any amendment or modification thereto or waive any material right thereunder;
(h)    approve or consummate any financing, refinancing or mortgaging of any Property or other material Venture Asset, or otherwise incur or modify or guaranty indebtedness of the Venture or any Subsidiary (including, without limitation, any mezzanine indebtedness), or place any encumbrance or title condition on any Property or other material Venture Asset (including the Venture’s ownership interests in any Subsidiary) or modifying any existing encumbrance or title condition; provided, that if (A) either the Managing Member or the Administrative Member (the “Refinancing Initiating Member”) has in good faith presented a refinancing proposal for any Property or other material Venture Asset for approval by the other Member, (B) such approval was not granted by the other Member after fifteen (15) days of good faith negotiations by the Members with respect to such proposal, and (C) the Refinancing Initiating Member determines in good faith that such refinancing is necessary to repay debt on such Property or material Venture Asset at the maturity date thereof, then the Refinancing Initiating Member shall be permitted to refinance such Property or material Venture Asset, as applicable, with any arm’s length refinancing on then-prevailing market terms within a six-month period ending on the maturity date of any then-existing financing relating to or affecting such Property or material Venture Asset, so long as such refinancing does not exceed in the aggregate the sum of (x) the aggregate outstanding principal amount of any then-existing financing relating to or affecting the Property or material Venture Asset, (y) all accrued and unpaid interest and all other amounts required to be paid in connection with the repayment in full of any then-existing financing relating to or affecting the Property or material Venture Asset, plus (z) all prepayment premiums, defeasance costs, legal fees and disbursements, title insurance costs, search charges, mortgage recording taxes and other closing costs incurred in connection with such refinancing (it being understood that any refinancing described in the proviso to this clause (h) shall not constitute a Major Decision);
(i)    subject to the provisions of Section 7.07, adopt each Approved Business Plan and Budget (including, without limitation, and to the extent applicable to a particular Property, the establishment or modification of the leasing parameters or entry fees, monthly rates, discounts and concessions for residents with respect to such Property) or amend, modify or supplement the terms of the Approved Business Plan and Budget then in effect (provided, that the Approved Business Plan and Budget attached as Exhibit F hereto is hereby approved as the Approved Business Plan and Budget for the balance of the 2014 Fiscal Year) or the Approved Long Term Business Plan;
(j)    determine whether to develop or redevelop, or undertake any development or redevelopment of, any Property other than as set forth in the Approved Business Plan and Budget or Approved Long Term Business Plan then in effect;
(k)    with respect to any Operating Property, cause the Venture or applicable Subsidiary to incur any operating or capital expenditures to the extent such expenditures would: (i) cause the aggregate expenditures for the applicable line item(s) (on a year to date basis) to be exceeded by ten percent (10%) or more of the budgeted amount therefor or (ii) cause the aggregate operating expenditures or capital expenditures (as applicable) set forth in the Approved Business Plan and Budget applicable to such Property to be exceeded by five percent (5%) or more of the budgeted amount therefor (and, accordingly, any operating or capital expenditure that is within (i.e., less than) the maximum permitted variances set forth in both clause (i) and clause (ii) shall be deemed to be “in compliance with the Approved Business Plan and Budget” or satisfy words of similar import); provided, that (A) either Member may cause the Venture or any Subsidiary to incur Non-Discretionary Expenses without regard to any such limitations and the expenditure of such Non-Discretionary Expenses shall be deemed approved by the Members, (B) the Administrative Member shall be permitted to reasonably reallocate any realized cost savings with respect to any operating expenditure line item to any other operating expenditure line item within the Approved Business Plan and Budget as it relates to any Property so long as there are demonstrated actual savings in the line item from which amounts are being reallocated and such reallocation does not violate the terms of any Loan or any management agreement with respect to such Property, and (C) the Administrative Member shall give notice to the Managing Member of the nature and amount of any such reallocation or Non-Discretionary Expenses promptly following the occurrence or incurrence thereof;
(l)    except as expressly provided in Section 5.02, make any call for Additional Capital Contributions;
(m)    except as expressly provided in Section 6.05 and Section 11.03, approve any distributions of Net Ordinary Cash Flow, Net Extraordinary Cash Flow or other Venture Assets;
(n)    invest or lend any available cash of the Venture or any Subsidiary (other than short term deposits or investments of available cash with financial institutions or in any “money market” type mutual fund or like account which may be invested by the Administrative Member in its reasonable judgment);
(o)    except as set forth in Section 7.13, enter into, amend, modify or supplement the terms of any Operating Lease or any management agreement with respect to any Property (and, for the avoidance of doubt, any unilateral rights of (i) with respect to any Property that is not an Operating Property, the third party tenant under the applicable net lease, and (ii) with respect to any Operating Property, the property manager under the applicable management agreement, in each case shall not be a Major Decision);
(p)    with respect to any Operating Property, cause any Subsidiary to enter into any lease other than (i) non-resident leases to the extent that such leases (A) are terminable without penalty on notice to the counterparty of ninety (90) days or less, and (B) provide for arms-length rent and are otherwise on market terms or (ii) resident agreements which are in compliance with the leasing parameters set forth in any Approved Business Plan and Budget; provided, that copies of all leases or agreements entered into by any Subsidiary shall be promptly provided to each Member upon execution of such lease or agreement;
(q)    liquidate or dissolve the Venture or any Subsidiary other than in accordance with the terms of this Agreement;
(r)    amend the Certificate of Formation;
(s)    except as expressly contemplated by the Approved Business Plan and Budget then in effect, enter into any Contract, whether written or oral, which (i) is not cancelable by its terms on not more than sixty (60) days’ notice without premium, penalty or other charge or (ii) requires payments by or to the Venture or any Subsidiary in excess of $500,000 per annum;

(t)    except as expressly provided in this Agreement or the Approved Business Plan and Budget then in effect, amend, modify or terminate any insurance policy required to be maintained pursuant to this Agreement;
(u)    institute any legal action involving a claim for damages in excess of $250,000; or settle any legal action or confess a judgment by or against the Venture or any Subsidiary other than any settlement or compromise that does not exceed $250,000 in payments from the Venture or any Subsidiary;
(v)    take any action which would make it impossible to carry on the primary purpose of the Venture, amend the purposes of the Venture set forth in this Agreement or change the zoning of any Property or the primary use of any Property from senior housing;
(w)    establish, increase or reduce reserve funds of the Venture or any Subsidiary (other than any reserves for items contained in the Approved Business Plan and Budget then in effect or “springing” and other reserves required under any loan documents in respect of any permitted financing of any Property or any Subsidiary or any reserves established by the Managing Member pursuant to Section 11.03(b)); and
(x)    make any other decision which, pursuant to this Agreement, expressly requires “unanimous approval” or the “approval or consent of both Members”.
7.03.    Permanent Major Decisions. The “Permanent Major Decisions”, with respect to the Venture or any Subsidiary, shall be those Major Decisions set forth in Section 7.02(a), (b), (d), (e) (but solely to the extent any such agreement, or amendment or modification to such agreement, is not on market terms at the time such decision is being made, as reasonably determined by Managing Member) and (q).
7.04.    Administrative Member. (a) Subject to the terms and conditions of this Agreement, the Administrative Member shall have the duty and obligation to conduct (or cause to be conducted) with Due Care the day-to-day business and affairs of the Venture and the Subsidiaries in a manner consistent with the Approved Business Plan and Budget. In furtherance of the foregoing, and subject to the restrictions on the Administrative Member’s authority contained in the preceding sentence and otherwise in this Agreement, the Administrative Member shall have the duty and obligation to (solely to the extent of the Venture’s or any Subsidiary’s ability to take any of the following actions):
(i)    implement all approved Major Decisions and Permanent Major Decisions;
(ii)    make decisions, take actions and make expenditures to the extent that the Administrative Member is expressly authorized to make such decisions, actions or expenditures in the Approved Long Term Business Plan or the then effective Approved Business Plan and Budget;
(iii)    oversee the collection of all revenues, rents, additional rents, percentage rents, escalations, pass-throughs, overages, fees and income from each Property;

(iv)    oversee and supervise all contractors working at any Property;
(v)    arrange for each Property’s compliance with all present and future laws, ordinances, orders, rules and regulations of all federal, state and local governmental and quasi-governmental bodies, boards, commissions and agencies having jurisdiction over each Property;
(vi)    review any and all insurance of any kind or nature including, but not limited to, property damage (including fire, acts of terrorism and all other risks), theft, public liability, loss of rents and business interruption and workmen’s compensation insurance obtained and paid for by the Venture or any Subsidiary in connection with each Property:
(vii)    arrange for the Venture’s compliance with all of the provisions of the Loan Documents;
(viii)    causing Distributions, if any, (a) through the applicable Subsidiaries to the Venture and (b) by the Venture to the Members at such times as are required under the Agreement;
(ix)    establishing and providing necessary services for the Venture and each Subsidiary, including executive, administrative, accounting, secretarial, record keeping, word processing, copying, telephone, mailing and distribution facilities;
(x)    maintaining proper books and records of the Venture’s and each Subsidiary’s business and affairs;
(xi)    perform or observe all of the specific obligations and rights to be performed by the Administrative Member hereunder; and
(xii)    perform any other duty or task reasonably requested by the Managing Member that is consistent with the purposes of the Venture.
For the avoidance of doubt and without limiting the foregoing, the Administrative Member shall not take or permit, or bind the Venture or any Subsidiary to take or permit (A) any Major Decision, (B) any Permanent Major Decision, or (C) any other decision, election, expenditure or other action by or on behalf of the Venture or any Subsidiary that would exceed or violate the authority granted to the Administrative Member pursuant to this Section 7.04(a) or elsewhere in this Agreement, in each case without the Managing Member’s prior written consent. The Administrative Member shall not receive compensation for serving as Administrative Member of the Venture.
(b)    The Administrative Member, in its capacity as such, shall at all times perform its rights, duties, obligations and responsibilities with Due Care in accordance with all applicable laws and this Agreement; provided, to the fullest extent permitted by law (including the LLC Act), (i) the Administrative Member shall not be bound by any additional fiduciary duty to the Venture or the Members and (ii) the Managing Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against Administrative Member for breach of fiduciary duty to the extent the same exceeds the requirements of Due Care; and provided, further, that (A)

the Administrative Member shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the Administrative Member from, or be deemed to limit Administrative Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the Administrative Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.
(c)    The Administrative Member shall procure and maintain, or cause the tenants, operators or managers, as applicable, with respect to each Property to procure and maintain, insurance coverage throughout the term of this Agreement, or such additional or other coverage, as the Managing Member may from time to time request or approve, after consultation with the Administrative Member.
7.05.    Removal of the Administrative Member. (a) Process. Following the occurrence of a Removal Event (subject, in the case of a Removal Event described in clause (c) of the definition thereof, to the provisions of Section 7.05(g)), but in any event within three (3) months after the later of (i) the occurrence of such Removal Event or (ii) the Managing Member first obtaining actual knowledge of the occurrence of such Removal Event, the Managing Member may remove the Formation Member as the Administrative Member of the Venture (in which event the Formation Member shall be deemed to be a Member that is not the Administrative Member for all purposes hereunder) by written notice to the Administrative Member, which removal shall be effective as of the date of such notice (such date, the “Removal Date”). If the Formation Member is removed as the Administrative Member of the Venture, in addition to its rights and obligations under Section 7.05(e), the Managing Member may, as of the Removal Date, select a new Administrative Member, which successor Administrative Member so designated may be the Managing Member, an Affiliate thereof or a third party appointed to act as the Administrative Member of the Venture, in which event such third party shall not be a Member hereunder, notwithstanding its title as “Administrative Member”. Any such successor Administrative Member shall agree to be, and shall be, bound by the terms of this Agreement.
(b)    Loss of Promote Distribution. If the Formation Member is removed as the Administrative Member by reason of an Event of Default that is also Promote Loss Event, from and after the Removal Date, the Formation Member shall not be entitled to any Distributions under the Promote Distribution Provisions and the Venture shall distribute all future Distributions under the Promote Distribution Provisions to the Members, pro rata in accordance with their Percentage Interests.
(c)    Payment of Promote Distribution after Removal. If the Formation Member is removed as Administrative Member by reason of an Event of Default that is not also a Promote Loss Event, promptly following the Removal Date, the Venture Assets shall be valued as of the removal date by an independent third party appraiser reasonably selected by the Managing Member. The Managing Member shall cause its selected independent third party appraiser to simultaneously deliver to the Managing Member and the Formation Member the written final valuation and appraisal(s) prepared by such appraiser. Within five (5) Business Days of its receipt of such written final valuation, the Formation Member shall give the Managing Member notice of any objections to such valuation (such notice, the “Valuation Dispute Notice”). In the event the Formation Member timely delivers the Valuation Dispute Notice, the valuation of the Venture Assets shall be determined through the “baseball arbitration” procedures set forth in Section 7.05(f). Such valuation shall provide the ceiling for calculating the amount distributable to the Formation Member under the Promote Distribution Provisions, such that the maximum actually distributable to the Formation Member under the Promote Distribution Provisions shall equal the lesser of (i) the amount distributable to the Formation Member under the Promote Distribution Provisions calculated as of the Removal Date based on a deemed liquidation of the Venture Assets as of such date at the values determined in accordance with this Section 7.05(c) and (ii) the amount distributable to the Formation Member under the Promote Distribution Provisions based on the actual consideration received by the Venture at the time the Venture Assets held by the Venture on the date of the Formation Member’s removal is liquidated, it being understood that there is no obligation to liquidate the Venture or any Venture Assets at any time or in any particular manner. The Formation Member shall receive the amount it is entitled to in respect of the Promote Distribution Provisions pursuant to this Section 7.05(c) only as, if, and when the Venture Assets owned by the Venture on the date of the Formation Member’s removal are refinanced, sold, transferred or otherwise disposed of and Net Extraordinary Cash Flow is distributed therefrom.
(d)    Arbitration. In the event of any dispute between Members under Section 7.05 with respect to whether or not a Removal Event or a Promote Loss Event has occurred or the amount of Removal Liabilities associated therewith, such dispute shall be submitted to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time. The Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within sixty (60) calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator. The JAMS arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by applicable law and shall not have the power to add to, subtract from, or otherwise modify such provisions. Any decision rendered by the JAMS arbitrator shall be final, conclusive and binding upon the Venture and the Members and may be entered and enforced in any court having jurisdiction. Notwithstanding anything to the contrary contained herein, during the pendency of any arbitration proceeding under this Section 7.05(d), the Administrative Member shall not take any action on behalf of the Venture or any Subsidiary (including with respect to the day-to-day management of the Venture or any Subsidiary) without the consent of Managing Member.
(e)    Effect of Removal. If the Managing Member elects to remove the Formation Member as the Administrative Member in accordance with this Section 7.05:
(i)    from and after the Removal Date, the Formation Member shall hold its Interest in the Venture as a non-managing and non-administrative Member and shall have, subject to clause (ii) below and Section 7.05(b) and Section 7.05(c), the same rights to distributions and allocations as it would have had as the Administrative Member;
(ii)    from and after the Removal Date, the Formation Member (and its Affiliates and designees) shall have no further rights to all or any portion of the Asset Management Fee (including the Asset Management Fixed Fee and the Asset Management Performance Fee);
(iii)    from and after the Removal Date, the Managing Member shall have the unilateral right to terminate any Affiliate Agreements without penalty;
(iv)    as of the Removal Date, the Formation Member shall have no further approval rights over any actions taken by the Managing Member, the Venture or any Subsidiary except with respect to Permanent Major Decisions;
(v)    the Formation Member shall have no further duties or obligations as Administrative Member under this Agreement;
(vi)    all bank accounts contracts, deposits, accounts or other evidences of any rights of the Venture and its Subsidiaries shall be transferred to the name or control of the such Person as the Managing Member shall direct and the Formation Member shall promptly execute such instruments and take such actions as the Managing Member may request to effect such transfer;
(vii)    any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever sustained by the Venture, any Subsidiary or the Managing Member (the “Removal Liabilities”) on account of the Removal Event that gave rise to such removal, as determined in accordance with Section 7.05(d) to the extent the Members cannot agree on the aggregate amount of the Removal Liabilities after good faith negotiations for fifteen (15) days, shall be offset against any Distributions that would otherwise be made to the Formation Member pursuant to Section 6.05 or Section 11.03; provided, that in the case of a Removal Event described in clause (c) of the definition of Removal Event, the aggregate Removal Liabilities related solely to such Removal Event for which the Formation Member shall be responsible pursuant to this paragraph or otherwise shall not exceed the amount distributable to the Formation Member under the Promote Distribution Provisions calculated as of the Removal Date based on a deemed liquidation of the Venture Assets as of such date at the values determined in accordance with this Section 7.05(c), and shall be paid by the Formation Member as and when Distributions hereunder pursuant to the Promote Distribution Provisions are made to the Formation Member; and
(viii)    from and after the expiration of the Forced Sale Lockout End Date with respect to the Formation Member, if the underlying Removal Event was also a Promote Loss Event, the Formation Member shall have the right, by delivering Notice to the NorthStar Member (the “Put Notice”) at any time after the expiration of such Forced Sale Lockout End Date, to cause the NorthStar Member to purchase from the Formation Member its entire Interest (the “Put Closing”). The Put Closing shall occur on a date and at a place designated by the NorthStar Member, which is not more than sixty (60) days after the Formation Member has delivered the Put Notice. The purchase price for the Interest of the Formation Member shall be the amount that would be distributed to the Formation Member if all of the assets of the Venture were sold for fair market value as of the expiration of the Forced Sale Lockout End Date with respect to the Formation Member (as determined through the “baseball arbitration” procedures described in Section 7.05(f)), all customary transaction costs relating to such a sale were paid, all other liabilities of the Venture and its Subsidiaries were discharged, and the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03; provided, that if the Formation Member is removed as the Administrative Member by the Managing Member as a result of a Removal Event that constitutes a Promote Loss Event, in determining such purchase price, any amount that would otherwise have been distributed to the Formation Member pursuant to the Promote Distribution Provisions shall instead be distributed to the Members, pro rata in accordance with their Percentage Interests.
(f)    Baseball Arbitration Procedures. Within ten (10) Business Days after the delivery of the Valuation Dispute Notice, Put Notice or Redemption Acceptance Notice, NorthStar Member and Formation Member will each select an independent consultant (each, an “Initial Consultant” and together, the “Initial Consultants”). If either NorthStar Member or Formation Member fail to timely appoint an Initial Consultant, then the party which appointed an Initial Consultant shall notify the other party of such failure and, if within five (5) Business Days of receipt of such notice such failing party shall fail to appoint an Initial Consultant, the appointed Initial Consultant shall independently select and appoint the other Initial Consultant, who shall be impartial, within five (5) Business Days after notice to the failing party. Each Initial Consultant shall, as promptly as possible, but in any event within forty-five (45) days of selection, prepare a sealed appraisal of the fair market value of the Venture Assets, taken as a whole. Neither of the fair market value appraisals shall be opened except as and when hereinafter expressly provided. If both of the Initial Consultants submit their respective appraisals in accordance with the foregoing provisions, then the Initial Consultants shall arrange a meeting (the “Initial Consultant Meeting”) to be held at a location that is mutually agreeable to the Initial Consultants and located in the Borough of Manhattan during business hours within ten (10) days after the appraisals shall have been prepared, for the purpose of opening the fair market value appraisals. NorthStar Member and Formation Member shall have not less than ten (10) days’ notice of the date, time and location of the Initial Consultant Meeting and shall have the right to have its representatives present thereat. At the Initial Consultant Meeting, the fair market determinations shall be opened by each of the Initial Consultants and copies thereof shall be distributed to the Managing Member and the Formation Member. If the higher of the appraised values is less than or equal to 110% of the lower appraised value (or the two appraisals are equal in amount), the fair market value of the Venture Assets will be deemed to be equal to the average of the two appraised values. If the higher of the appraised values is more than 110% of the lower appraised value, then the two Initial Consultants, within ten (10) days after the Initial Consultant Meeting, shall jointly appoint a mutually agreeable third appraiser who shall be impartial (the “Third Consultant”). If the Initial Consultants fail to agree upon and appoint the Third Consultant within such ten (10)-day period, then either of the Managing Member or the Formation Member may request that JAMS appoint the Third Consultant within ten (10) days after such request, and the parties hereto shall be bound by any appointment so made within such 10-day period. If the Third Consultant shall not have been appointed within such 10-day period, then either of the Managing Member or the Formation Member may apply to any court having jurisdiction to make such appointment. The Third Consultant shall subscribe and swear to an oath to fairly and impartially select the appraised value of the Venture Assets as of the Removal Date which, in his or her opinion, more accurately reflects the appraised value at issue. The Third Consultant shall conduct such hearings as he or she deems appropriate. Within five (5) Business Days after the Third Consultant has been appointed, the Third Consultant shall select the appraised value (i.e., the Third Consultant must choose either the appraised value of the first Initial Consultant or the second Initial Consultant) which, in his or her opinion, more accurately reflects the fair market value of the Venture Assets, and shall notify the Managing Member and the Formation Member of such selection in writing and such closest appraised value shall be deemed to be the fair market value of the Venture Assets. The fees and expenses of any such appraisal shall be borne by the parties equally, but each party shall bear the expense of the Initial Consultant appointed by it (or the Initial Consultant that should have been appointed by it) and its attorneys and experts as well as any expenses of presenting its own proof. The Managing Member and the Formation Member shall each have the right to submit such data and memoranda to each of the appraisers in support of their respective positions as they may deem necessary or appropriate. Each appraiser shall be a real estate broker having at least five (5) years’ experience valuation of senior living facilities in the United States. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the appraised value shall be based on all relevant factors. The appraisers shall not have the power to add to, modify or change any provision of the Agreement, and the jurisdiction of the appraisers is accordingly limited.
(g)    Special Cure Period for REIT Removal Events. Following the occurrence of a Removal Event described in clause (c) of the definition of Removal Event, if such Removal Event is capable of being cured without affecting the qualification of the NorthStar Member or any direct or indirect member of the NorthStar Member as a REIT, then the Managing Member shall provide written notice to the Administrative Member of the circumstances giving rise to such Removal Event and the Administrative Member shall have the right, but not the obligation, under this Section 7.05(g) to cure such Removal Event in accordance with the provisions hereof. For the avoidance of doubt, in connection with any such cure, the Administrative Member shall be required to pay to the NorthStar Member or any direct or indirect member of the NorthStar Member any financial losses sustained by such Person as a result of the Removal Event described in clause (c) of the definition of Removal Event. If the Administrative Member does not cure any such Removal Event within thirty (30) days (or, in the case of a Removal Event that has not yet, but could, result in the failure of the NorthStar Member or any direct or indirect member of the NorthStar Member to qualify as a REIT (a “REIT Failure”), at least five (5) Business Days prior to the date such REIT Failure would occur), then the Managing Member may remove the Formation Member as the Administrative Member of the Venture (in which event the Formation Member shall be deemed to be a Member that is not the Administrative Member for all purposes hereunder) by written notice to the Administrative Member, which removal shall be effective as of the Removal Date; provided, that if such Removal Event is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the Administrative Member, in good faith, diligently continues its reasonable curative efforts to completion; provided, further, that in the case of a Removal Event that has not yet, but could, otherwise result in a REIT Failure, such period shall only be extended until five (5) Business Days prior to the date such REIT Failure would occur).

7.06.    Goods and Services from Affiliates and Professionals. (a) Neither Member shall cause or permit the Venture or any Subsidiary to enter into any Affiliate Agreement (or permit any property manager, managing agent or other agent of the Venture or any Subsidiary to enter into any Affiliate Agreement) unless such agreement or arrangement has been approved by the Member that is not an Affiliate of the counterparty to such Affiliate Agreement after the nature of the relationship or affiliation and the terms of such agreement or arrangement have been fully disclosed in writing.
(b)    Each Member shall have the unilateral right (but not the obligation) to exercise, on behalf of the Venture, all rights of the Venture or any Subsidiary, as applicable, to enforce or exercise any right, remedy or option under any Affiliate Agreement with an Affiliate of the other Member (including, without limitation, the terminating of, or the bringing of any summary proceeding, litigation, suit or other action to enforce, such Affiliate Agreement pursuant to the terms thereof), and the right to execute documents on behalf of the Venture or cause the Venture to execute documents on behalf of any Subsidiary in connection therewith.
(c)    The Managing Member shall employ, on behalf of the Venture, the Venture Attorneys and the Venture Accountants.
(d)    Commencing on the date hereof, in consideration of its asset management services to the Venture described on Exhibit P and its asset management reporting obligations under Section 8.04, the Administrative Member shall be paid an annual asset management fee (subject to reduction pursuant to this Section 7.06(d), the “Asset Management Fee”) in the aggregate amount of up to $3,500,000 on the terms set forth in this Section 7.06(d).
(i)    A portion of the total Asset Management Fee equal to $2,700,000 (subject to reduction pursuant to this Section 7.06(d), the “Asset Management Fixed Fee”) shall be paid in monthly installments in arrears on the first day of each calendar month. The Asset Management Fixed Fee shall be prorated for any period less than a calendar month based on the number of days during such period.
(ii)    For the period beginning on the first day of the first full calendar month following the date hereof and ending on the day prior to the first day of the first full calendar quarter following the date hereof, and for each successive calendar quarter during the term of the Venture, if the Members have received aggregate Distributions of Net Ordinary Cash Flow under Section 6.05(a) for the applicable period at least equal to each such Member’s Preferred Return as of the last day of such period, the Administrative Member shall be paid an amount equal to the product of (x) $800,000 (subject to reduction pursuant to this Section 7.06(d), the “Asset Management Performance Fee”) and (y) 0.25 (provided that such product shall be prorated for any period less than a calendar quarter based on the number of days during such period).
(iii)    With respect to each Annual Calendar Period and Partial Annual Calendar Period, each such period being a stand-alone calendar period, at the end of each Annual Calendar Period and Partial Annual Calendar Period, if (i) the Members have received aggregate Distributions of Net Ordinary Cash Flow under Section 6.05(a) for such Annual Calendar Period or Partial Annual Calendar Period less than each such Member’s Preferred Return as of the last day of such Annual Calendar Period or Partial Annual Calendar Period and (ii) the cumulative Asset Management

Performance Fee paid during such Annual Calendar Period or Partial Annual Calendar Period is greater than zero, then the total Asset Management Fixed Fee paid out over the successive calendar quarter or quarters shall be reduced by the lesser of (a) the Asset Management Performance Fee paid in such Annual Calendar Period or Partial Annual Calendar Period and (b) the dollar amount necessary for the Members to have received Distributions in an amount equal to the Preferred Return during such Annual Calendar Period or Partial Annual Calendar Period.
(iv)    With respect to each Annual Calendar Period and Partial Annual Calendar Period, each such period being a stand-alone calendar period, at the end of each Annual Calendar Period and Partial Annual Calendar Period, if (i) the Members have received aggregate Distributions of Net Ordinary Cash Flow under Section 6.05(a) for such Annual Calendar Period or Partial Annual Calendar Period in excess of such Member’s Preferred Return as of the last day of such Annual Calendar Period or Partial Annual Calendar Period (the “Excess Preferred Return Amount”), then Administrative Member shall be paid the lesser of (a) the Asset Management Performance Fee less any payments made under this Section 7.06(d)(ii) and (b) the Excess Preferred Return Amount.
Notwithstanding anything to the contrary, the Asset Management Fixed Fee and the Asset Management Performance Fee will be reduced, from time to time, if and when one or more Properties are sold. The Asset Management Fixed Fee will be reduced by an amount equal to the difference between (x) $2,700,000 and (x) the product of (A) $2,430,000 and (B) a fraction, the numerator of which is the aggregate of the allocated purchase price (as set forth on Schedule 41(g) to, and the statement provided pursuant to Section 41(g) of, the Conveyance Agreement) for all Properties sold by the Venture during the applicable test period and the denominator of which is the allocated purchase price (as of the date of this Agreement) of all Properties acquired by the Venture as of the date of this Agreement (such product, the “Value Fraction”). The Asset Management Performance Fee will be reduced by an amount equal to the difference between (x) $800,000 and (y) the product of (A) $720,000 and (B) the Value Fraction.
7.07.    Approved Business Plan and Budget; Approved Long Term Business Plan. (a) For each Fiscal Year commencing after the 2014 Fiscal Year, the Administrative Member shall deliver to the Managing Member any operating or capital budget (each, a “Non-Operating Property Budget”) received by the Venture, any Subsidiary or any Owner for any Property that is not an Operating Property promptly after such Non-Operating Property Budget is received. To the extent of the Venture’s authority, the Members shall have the right to approve each Non-Operating Property Budget as a Major Decision by the date that is three (3) Business Days prior to the date that approval of such Non-Operating Property Budget is required under the management agreement or loan agreement for such Non-Operating Property, as applicable, and a Member’s failure to approve any Non-Operating Property Budget by such date shall be deemed approval of such Non-Operating Property Budget by such Member. If the Managing Member objects to any aspect of any Non-Operating Property Budget, then the Administrative Member, within ten (10) days after its receipt of such objection, shall use commercially reasonable effort to (A) cause revisions to such Non-Operating Property Budget to be made to address and incorporate the Managing Member’s objections and (B) re-submit the same to the Managing Member. The foregoing provisions of this Section 7.07(a) shall be repeated until the Members have approved each Non-Operating Property Budget that the Venture or any of its Subsidiaries has the right to approve.

(b)    For each Fiscal Year commencing after the 2014 Fiscal Year, the Administrative Member shall deliver to the Managing Member any operating or capital budget (each, an “Operating Property Budget”) received by the Venture, any Subsidiary or any Owner for any Property that is an Operating Property promptly after such Operating Property Budget is received. To the extent of the Venture’s authority, the Members shall have the right to approve each Operating Property Budget as a Major Decision by the date that is three (3) Business Days prior to the date that approval of such Operating Property Budget is required under the management agreement or the loan agreement for such Operating Property, as applicable, and a Member’s failure to approve any Operating Property Budget by such date shall be deemed approval of such Operating Property Budget by such Member. If the Managing Member objects to any aspect of any Operating Property Budget, then the Administrative Member, within ten (10) days after its receipt of such objection, shall (A) cause revisions to such Operating Property Budget to be made to address and incorporate the Managing Member’s objections and (B) re-submit the same to the Managing Member. The foregoing provisions of this Section 7.07(b) shall be repeated until the Members have approved each Operating Property Budget that the Venture or any of its Subsidiaries has the right to approve.
(c)    For each Fiscal Year commencing after the 2014 Fiscal Year, the Administrative Member shall prepare and deliver to the Managing Member, not later than January 15 of each Fiscal Year for such Fiscal Year, a draft business plan of the Venture and each Subsidiary, including detailed cash flow projections and underlying assumptions, and a draft operating and capital budget and plan (collectively, a “Draft Annual Plan and Budget”) with respect to the Venture Assets and the Subsidiaries for the upcoming Fiscal Year, which Draft Annual Plan and Budget shall be approved by the Administrative Member prior to delivery thereof to the Managing Member. Each Draft Annual Plan and Budget shall (i) be in the form attached hereto as Exhibit F, (ii) set forth the information on a Property-by-Property and portfolio-by-portfolio basis that is contained in the Non-Operating Property Budgets and Operating Property Budgets, (iii) set forth separately on a month-by-month basis all anticipated revenue, operating expenses, other Charges, capital and other costs and expenses of the Venture, each Subsidiary and each Operating Property for such Fiscal Year (including detailed cash flow projections after debt service and reserves), (iv) set forth leasing parameters for each Operating Property setting forth the rates for entry fees and monthly rates (as well as permitted discounts and concessions), together with other charges billable to residents, and (v) set forth all underlying assumptions.
(d)    (i)    The Managing Member shall have the right to approve each Draft Annual Plan and Budget. If the Managing Member shall approve the entire Draft Annual Plan and Budget proposed by the Administrative Member, the same shall constitute the approved operating and capital budget and plan for the applicable Fiscal Year (each approved Draft Annual Plan and Budget being an “Approved Business Plan and Budget”).
(ii)    If the Managing Member objects to any aspect of a Draft Annual Plan and Budget, the Managing Member shall notify the Administrative Member thereof within thirty (30) days after its receipt of such Draft Annual Plan and Budget. If the Managing Member fails to advise the Administrative Member of its objections to any Draft Annual Plan and Budget within thirty (30) days after its receipt of such Draft Annual Plan and Budget, then the Administrative Member may send to the Managing Member a second written notice requesting the Managing Member’s response to such Draft Annual Plan and Budget, which second notice shall state on the first page thereof, in bold 12‑point or larger typeface, the following words: “Note: your failure to respond to this request for approval within five (5) Business Days shall constitute your approval of the Draft Annual Plan and Budget that is the subject matter of this request”. If the Managing Member fails to advise the Administrative Member of its objections to any Draft Annual Plan and Budget within five (5) Business Days following the date on which the Managing Member received such second notice, such Draft Annual Plan and Budget shall be deemed approved by the Managing Member and shall be the Approved Business Plan and Budget for such Fiscal Year. If the Managing Member objects to any aspect of the Draft Annual Plan and Budget and timely provides the Administrative Member with notice thereof, then the Administrative Member, within ten (10) days after its receipt of such objection, shall (A) revise such Draft Annual Plan and Budget to address and incorporate the Managing Member’s objections and (B) re-submit the same to the Managing Member. The foregoing provisions of this Section 7.07(d)(ii) shall be repeated until there is an Approved Business Plan and Budget for the Fiscal Year in question.
(iii)    If the Managing Member has not approved a proposed Draft Annual Plan and Budget for any Fiscal Year by the first day of the Fiscal Year to which it relates, then for purposes hereof, until a Draft Annual Plan and Budget for such Fiscal Year is approved, the Approved Business Plan and Budget for such Fiscal Year (a “CPI‑Budget Year”) shall be the same as the Approved Business Plan and Budget for the previous Fiscal Year but with an increase in each line item by the lesser of (A) three percent (3.0%) or (B) the same percentage as the percentage increase (if any) in the CPI from the CPI published in the month that is 13 months prior to the first month in such CPI‑Budget Year to the CPI published one month prior to the first month in such CPI‑Budget Year; provided, that (x) Non-Discretionary Expenses may be incurred as necessary without regard to any such limitations during the CPI‑Budget Year in question, and (y) capital expenditure line items shall not carry forward other than the unexpended portion of any capital expenditure line items set forth in the prior Approved Business Plan and Budget for projects not yet competed. For purposes hereof, “CPI” shall be the Consumer Price Index for All Urban Consumers, All Areas (base year 1982-1984 = 100) published by the United States Bureau of Labor Statistics.
(e)    The Members have each heretofore approved and agreed upon the Approved Business Plan and Budget for the Venture and the Properties for the balance of the 2014 Fiscal Year, which Approved Business Plan and Budget is attached hereto as Exhibit F.
(f)    The Administrative Member shall prepare and deliver to the Managing Member proposed modifications and supplements to the Approved Long Term Business Plan on an annual basis together with each Draft Annual Plan and Budget delivered pursuant to the provisions of Section 7.07(c). The Managing Member shall have the right to approve proposed modifications and supplements to the Approved Long Term Business Plan. If the Managing Member shall approve of any such proposed modifications to the Approved Long Term Business Plan, the same shall be deemed so modified, and as so modified shall be deemed the Approved Long Term Business Plan. If the Managing Member objects to any proposed modifications or supplements to the Approved Long Term Business Plan, the Administrative Member shall (i) revise such proposed modifications to attempt to address and incorporate the Managing Member’s objections and (ii) re-submit the same to the Managing Member. The foregoing provisions of this Section 7.07(f) shall be repeated until any proposed modifications to the Approved Long Term Business Plan have been approved by the Managing Member. The Members shall use good faith efforts to undertake, and shall cooperate with each other in good faith in connection with undertaking, the implementation of the Approved Long Term Business Plan in a commercially reasonable manner, including with respect to reaching agreement between the Members with respect to taking any Major Decisions required to execute such implementation.
7.08.    Compensation; Reimbursement for Expenses; Other Expenses. (a) Except as provided under Section 7.06(d), no Member and no employee of any Member, as such, shall be entitled to any salary or other compensation for any services rendered or to be rendered by it to the Venture; provided, that the reasonable out-of-pocket expenses incurred by the Members in connection with the performance of their respective duties hereunder shall be reimbursed by the Venture as a Charge (it being understood and agreed that no direct or indirect constituent owner, principal, employee or other representative or appointee of a Member or any Affiliate of a Member who may be serving in any capacity with respect to a Subsidiary shall be entitled to be paid or reimbursed by any Subsidiary or the Venture for any costs and expenses except to the extent the applicable Member is entitled to be paid or reimbursed by the Venture for such costs and expenses hereunder, and in all events, such payments and reimbursements shall be without duplication).
(b)    Subject to Section 7.08(c), all fees and disbursements of third-party accountants, attorneys and consultants (including environmental, engineering and appraisal consultants, Venture Attorneys and Venture Accountants) retained by the Venture (but not the Members) after the date hereof and incurred in connection with the Venture shall be paid by the Venture.
(c)    Without duplication of any amounts paid by the Venture pursuant to Section 7.08(b), but subject to Section 7.08(d), the Venture shall reimburse each of the NorthStar Member and the Formation Member for all out-of-pocket expenses incurred by such party in connection with the transactions contemplated by this Agreement (including, without limitation, all due diligence costs, travel costs, costs of third party environmental, engineering, appraisal and other consultants and attorneys and other closing costs incurred in connection therewith) as set forth on the final sources and uses statement attached hereto as Exhibit G.
(d)    Each of the Members shall pay their own respective attorneys’ fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of the Conveyance Agreement (including all tax and other structuring advice related thereto and to the preparation and negotiation of this Agreement).
7.09.    Intentionally Omitted.
7.10.    Other Business Ventures; Non-Compete. Subject to the provisions of this Section 7.10, the Venture and the Members: (a) recognize that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the Venture; (b) agree that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the Venture, the other Members, nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments, any interests therein or the income or profits derived therefrom; and (d) agree that the pursuit of such business interests, activities and investments, even if competitive with the business of the Venture, shall not be deemed wrongful or improper. Notwithstanding the foregoing, except with respect to the Properties, none of the Formation Member, the Key Principals, any other Person Controlled by the Key Principals or any of their respective Affiliates, without the consent of the Managing Member, shall (x) renovate or redevelop with the purposes of changing the use of, or (y) develop, in each case, a Facility within a radius distance of five (5) miles measured from any Property that will become the same type of Facility as such Property (e.g., for example, a new skilled nursing facility could be developed within five (5) miles measured from a Property operated as an assisted living facility but not within five (5) miles measured from a Property operated as a skilled nursing facility). If the Formation Member or the Key Principals shall default in their obligation under the preceding sentence, then the NorthStar Member may pursue its rights and remedies under this Agreement, seek specific performance of the Formation Member’s and Key Principals’ obligations or pursue its remedies at law or in equity, all of which rights and remedies shall be cumulative and nonexclusive.
7.11.    Non-Solicitation and Non-Hire. (a) From the date of this Agreement until the second anniversary of the later of (i) the Removal Date or (ii) the date that either none of the Key Principals or the NorthStar Corporate Parent no longer holds a direct or indirect Interest in the Venture (such time, the “Restricted Period”), the NorthStar Member, the Formation Member, any of their respective Affiliates and each of their respective successors and assigns (collectively, the “Restricted Parties”) shall not, and shall not attempt to, without the prior written consent of the other Member, directly or indirectly, solicit, offer employment, work or a position (collectively, a “Solicitation”) to any Person who (A) is during the Restricted Period an officer, director or employee of the other Member or its Affiliates or (B) was such an officer, director or employee within the two (2) year period prior to the date of any Solicitation. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Member or its Affiliates from making generalized searches for employees by use of advertisements in any medium or engaging firms to conduct such searches.
(b)    During the Restricted Period, the Restricted Parties affiliated with a Member shall not, without the prior written consent of the other Member, directly or indirectly, employ, hire or engage any Person who (i) is during the Restricted Period an officer, director, or employee who holds a managerial position or the title of Vice President or higher (including, without limitation, with respect to the Formation Member, any Key Principal), with the other Member or its Affiliates or (ii) was such an officer, director or employee (including, without limitation, with respect to the Formation Member, a Key Principal) within the two (2) year period prior to the date of any such employment, hiring or engagement.
(c)    The Restricted Parties acknowledge and agree that their obligations under this Section 7.11 shall continue through the Restricted Period notwithstanding the prior sale of any or all of their Interests in the Venture to any third-party.

(d)    The Restricted Parties acknowledge and agree that the restrictions in this Section 7.11 are necessary in light of each Member’s obligations under this Agreement and to protect the confidential information of the Members and their respective Affiliates.
(e)    If any one or more of the provisions contained in this Section 7.11 shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed to be limited to the maximum extent allowed by applicable law. The agreements and covenants set forth in this Section 7.11 each constitute separate agreements independently supported by good and adequate consideration. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Section 7.11 is void, illegal, or unenforceable and cannot be reduced or modified to render such clause valid and enforceable as contemplated herein, the other clauses and provisions of this Agreement shall remain in full force and effect.
(f)    The Restricted Parties agree that, in the event of a breach of this Section 7.11 by a Member or its Affiliates, the other Member and its Affiliates will suffer immediate and irreparable harm that cannot be accurately calculated in monetary damages, and such other Member and its Affiliates shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. The Restricted Parties further acknowledge and agree that such injunctive relief shall be in addition to any other legal or equitable relief to which the non-defaulting Member and its Affiliates would be entitled. In addition, the non-defaulting Member and its respective Affiliates shall be entitled to recover their attorneys’ fees and costs for any breach of this Section 7.11. Affiliates of the Members shall be third party beneficiaries under this Section 7.11 and shall be entitled to enforce their rights hereunder.
7.12.    REIT Compliance. (a) The Administrative Member acknowledges that, as of the date hereof, the NorthStar Member or certain direct or indirect members of the NorthStar Member are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”). Accordingly, to the extent of its authority hereunder and the availability of Venture funds (provided that, the Administrative Member shall promptly provide notice of any unavailability of Venture funds to the NorthStar Member), the Administrative Member shall use commercially reasonable efforts (i) to manage and operate the Venture and the Subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Venture to qualify as a REIT under Section 856 of the Code, (ii) to manage and operate FC Ranger so that it will qualify as a REIT under Section 856 of the Code (which shall include offering the services set forth on Exhibit J with respect to any Operating Property that is operated as an independent living facility) and (iii) to cause the Venture and FC Ranger to each avoid any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income from prohibited transactions” under Section 857(b)(6) of the Code (in the case of the Venture, determined as if the Venture were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Administrative Member shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the NorthStar Member to protect the status of the NorthStar Member or the direct or indirect owner or owners of the NorthStar Member as a REIT, but the Administrative Member shall not be charged with making independent determinations as to the qualification or status of the NorthStar Member as a REIT. In furtherance of the foregoing, the Administrative Member shall use commercially reasonable efforts to not cause the Venture or any of its Subsidiaries to: (A) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (B) enter into any lease with any person that will result in a rental payment to the lessor that is dependent in whole or in part on (x) the net income or profits of any lessee or sublessee or (y) the lessee’s or sublessee’s receipts or sales in excess of determinable dollar amounts; (C) enter into any lease for any Property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (D) enter into any lease, contract, agreement, or other arrangement with any person pursuant to which the Venture provides to a tenant of a Property services other than those usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Regulations Section 1.512(b)-1(c)(5); or (E) enter into any agreement under which the Venture or any Subsidiary would receive, directly or indirectly, any income from the manager of a Property. Moreover, the Administrative Member shall manage and operate the Venture and the Subsidiaries in such a manner that: (1) the Venture and the Subsidiaries will not be treated as operating or managing a lodging facility or a health care facility within the meaning of Section 856(l)(3) of the Code and (2) any health care facility (within the meaning of Section 856(l)(3) of the Code) that is leased to a Subsidiary is operated and managed by an eligible independent contractor within the meaning of Section 856(d)(9) of the Code. In addition, notwithstanding anything herein to the contrary, but subject to Section 6.07, the Venture shall distribute to the Members in each calendar year an amount equal to no less than 90% of its “real estate investment trust taxable income” (as defined in Section 857 of the Code) for such calendar year, determined as if the Venture were a REIT, and FC Ranger shall distribute for 2014 an amount equal to its cumulative earnings and profits as of the beginning of such year and shall distribute in each following calendar year an amount equal to 100% of its real estate investment trust taxable income for such year. Notwithstanding the foregoing, the Administrative Member shall not be deemed to have breached the foregoing provisions of this Section 7.12(a) (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Administrative Member at the written direction of, or with the prior written approval of, the NorthStar Member, including the entering into of each Operating Lease (the form of which is hereby approved by the NorthStar Member).
(b)    If there shall be an amendment or modification to Code or other relevant rules after the date of this Agreement that adversely impacts the NorthStar Member’s status as a REIT as a result of the activities of the Venture and the Subsidiaries or any Member’s ownership of an Interest, then (i) the Administrative Member shall cooperate reasonably with the NorthStar Member and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of the NorthStar Member and its affiliates arising out of any such amendment or modification following notification by the NorthStar Member, and (ii) the NorthStar Member shall use reasonable efforts to ensure that any such solutions or “workarounds”, to the extent practicable, have no material adverse effect on the Administrative Member.
(c)    The Administrative Member on behalf of the Venture shall provide all information reasonably requested by the NorthStar Member related to the business and operation of the Venture,

any Subsidiary or any Owner, including such information as the NorthStar Member may request in order to determine its (or its direct or indirect holders) qualification as a REIT.
(d)    At all times during the term of this Agreement, the Formation Member shall be a separate legal entity for state law purposes and federal income tax purposes from any Affiliate of the Formation Member that may be serving as a property manager with respect to any Property and not a direct or indirect subsidiary of any such Affiliated property manager, and the Formation Member shall maintain and control, separate from any such Affiliated property manager, its own bank account, books and records and employees.
7.13.    Leasing of the Properties. Each of the Members acknowledges that each Property that is not an Operating Property is leased on a “triple net” basis to a third party by the Venture or its applicable Subsidiary. With respect to each Property that is an Operating Property, at the election of the Managing Member, the Operating Lease for any Operating Property shall be (or shall be amended and restated so that it is substantially) in the form of Exhibit H attached hereto and shall contain such other terms and conditions as the Members may determine in accordance with the provisions of this Agreement; provided, that (i) the initial amount of base rent and, if applicable, percentage rent payable under any Operating Lease shall be determined by the Managing Member based on a transfer pricing study performed by an independent accounting firm selected by the Managing Member with respect to the applicable Property, (ii) the Managing Member shall be permitted at any time to increase (or add) the base rent and percentage rent payable under any Operating Lease, (iii) the Managing Member shall be permitted at any time to otherwise modify the base rent and, if applicable, percentage rent payable under any Operating Lease based a new or updated transfer pricing study, and (iv) the Managing Member shall be permitted at any time to modify any of the other terms and conditions of an Operating Lease if the Managing Member determines, in good faith, that such modification is necessary or desirable to better assure the status of the Managing Member or certain direct or indirect members of the Managing Member as a REIT (provided, that the Managing Member shall use reasonable efforts to ensure that any such modifications, to the extent practicable, have no material adverse effect on the Administrative Member). The Administrative Member makes no representations or warranties as to whether any modifications to any Operating Lease made by the Managing Member pursuant to the authority granted in the previous sentence shall assure the status of the Managing Member or certain direct or indirect members of the Managing Member as a REIT.
7.14.    Subsidiaries. (a) All of the provisions of this Agreement regarding the management and governance of the Venture shall apply to the management and governance of each Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Venture, as member, manager, partner, stockholder or otherwise, or by any board of one or more directors or managers, or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Venture and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional limitations granted or imposed in the governing documents of such Subsidiary. In the event that the Venture conducts its business through one or more Subsidiaries, the Administrative Member shall (i) perform or cause to be performed, with no additional compensation, the same or substantially identical services for each such Subsidiary as the Administrative Member performs for the Venture, and (ii) cause each such Subsidiary (whether managed and controlled by its member, a manager, or a board of one or more directors or managers, under its governing organizational documents) to conduct such business and otherwise take (or refrain from taking) any action in accordance with all of the provisions of this Agreement regarding the management and governance of the Venture, in each case subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any and all references herein to the Venture or any Member taking, causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Venture causing (or such Member causing the Venture to cause), whether in its capacity as a direct or indirect partner, member or stockholder of such Subsidiary or otherwise, such action to be taken for and on behalf of such Subsidiary.
(b)    Without limiting the provisions of Section 7.14(a), with respect to any Subsidiary that, at any time or from time to time, may be managed and controlled under its governing organizational documents by a named individual as a “manager” or by a board of one or more directors or managers, the Managing Member shall have the right to appoint such “manager” or a majority of the members of such board of directors or managers, as the case may be, and may from time to time delegate such right (which delegation shall be revocable at will) to the Administrative Member. In addition, with respect to any such Subsidiary, the Managing Member shall have the right, at any time and from time to time, to elect for and cause such Subsidiary to become managed and controlled directly or indirectly by the Venture (as member, manager, partner, stockholder or otherwise), and for such Subsidiary to have the same Authorized Signatories as contemplated under Section 7.01(c), subject in each case to compliance with any applicable regulatory requirements relating to health care licensure in any applicable jurisdiction, and all reasonable, out of pocket costs and expenses incurred in connection therewith shall be Charges of the Venture. If the Managing Member elects to exercise such right, then at the request of the Managing Member, the Administrative Member shall cause the same to be executed (subject to compliance with any applicable regulatory requirements relating to health care licensure in any applicable jurisdiction), and all reasonable, out of pocket costs and expenses incurred in connection therewith shall be Charges of the Venture.
7.15.    Lockout Period. For the period beginning on the date hereof and ending on the third (3rd) anniversary date of the date hereof (such period being hereinafter referred to as the “Lockout Period”), the Venture shall not, without the consent of the NorthStar Member and the Formation Member, cause or permit any voluntary sale, exchange, transfer or other disposition of all or any portion of the Properties in a transaction that would result in the recognition of taxable income or gain to the Formation Member or its direct or indirect owners. Notwithstanding the foregoing, the Venture may transfer all or any portion of the Properties in a non-taxable transaction including a transaction qualifying under Section 1031 (or any successor statute) of the Code (each, an “Exchange”); provided, that the Exchange does not result in the recognition of any taxable income or gain to any of the Formation Member or its direct or indirect owners; provided, that any property acquired by the Venture in such transaction shall remain subject to the provisions of this Section 7.15 in place of the Property(ies) for the remainder of the Lockout Period.

ARTICLE 8.
BANK ACCOUNTS; BOOKS AND RECORDS;
STATEMENTS; TAXES; FISCAL YEAR
8.01.    Books of Account. At all times during the existence of the Venture, the books of account of the Venture shall be prepared and kept by the Administrative Member in accordance with GAAP, which shall reflect all of the transactions relating to the Properties, the Venture and the Subsidiaries and shall be appropriate and adequate for the business of the Properties, the Venture and the Subsidiaries, and which books of account shall be maintained at the principal place of business of the Venture. There shall be maintained at the principal place of business of the Venture (a) copies of the Venture’s federal, state and local income tax returns and reports (including all reporting work papers and documentation), if any, for the six (6) most recent years, (b) a copy of this Agreement and all amendments thereto and of any financial statements of the Venture (including all reporting work papers and documentation) for the six (6) most recent years and (c) copies of all mortgages, deeds of trust and other documents evidencing Mortgage Loans, leases to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, brokerage agreements to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, property management agreements, Contracts to which the Venture is a party, all permits and licenses relating to any of the Properties (other than to the extent the same are required to be kept at the applicable Properties), all easements and other recorded and unrecorded agreements affecting any of the Properties or to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound and other Venture records. Any Member or its duly authorized representatives shall have the right at any time to inspect and copy such books of account during normal business hours upon reasonable notice. Any Member and its duly authorized representatives shall have the right to examine (and copy) or conduct an audit of the Venture’s books and records at any time during normal business hours and upon reasonable notice at the Venture’s principal place of business. Any such examination or special audit (i.e., audits other than the annual audits for the Venture which shall be conducted as of December 31 at the Venture’s sole cost and expense) shall be performed at such Member’s sole cost and expense.
8.02.    Fiscal Year. Unless the Members shall agree otherwise, the fiscal year of the Venture for financial, accounting, federal, state and local income tax purposes (the “Fiscal Year”) shall be the calendar year (except that the first Fiscal Year of the Venture (for financial and accounting purposes) shall begin on the date hereof and the last Fiscal Year of the Venture shall end on the last day of the term of this Agreement), unless another taxable year shall be otherwise required by the Code for federal income tax purposes.
8.03.    Bank Accounts. Subject to the requirements of any applicable Mortgage Loans, all funds of the Venture and each Subsidiary shall be deposited in the Venture’s or such Subsidiary’s name, as applicable, in one or more separate bank accounts (each, a “Bank Account”) at a bank selected by the Administrative Member with the consent of the Managing Member, and representatives of the Managing Member may, at its election, be authorized signatories of any such account. As of the date hereof, the Managing Member has approved the establishment of Bank Accounts at PrivateBank and CapitalOne. Each such Bank Account shall be used exclusively for the Venture’s or a Subsidiary’s funds, as applicable, and no other funds shall be commingled therein.

Withdrawals may be made from such Bank Account only for purposes authorized under this Agreement. All withdrawals from a Bank Account in excess of $25,000 shall be made only upon the signature of an authorized signatory of the Administrative Member which authorized signatory shall be any Key Principal or such other individuals as may be designated by the Administrative Member and approved by the Managing Member. As of the date hereof, the Managing Member has approved Scott Brown as an authorized signatory of the Administrative Member for purposes of this Section.
8.04.    Financial Statements. (a) Commencing after the conclusion of the 2014 calendar year, within 15 Business Days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members draft financial statements of the Venture on a consolidated basis for such Fiscal Year, within 60 days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final financial statements of the Venture on a consolidated basis for such Fiscal Year together with a certification from the Administrative Member to the NorthStar Member in the form of Exhibit I-1 attached hereto, and within 120 days (or such short time period as may be required by any Lender) after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final audited financial statements of the Venture on a consolidated basis for such Fiscal Year which shall be audited by the Venture Accountants in accordance with generally accepted auditing standards (the “Annual Report”); in each case, along with, to the extent not included as part of such draft, final or final audited financial statements, a balance sheet, an income statement, statements of cash flow (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow) for the Properties, a trial balance, a debt summary and such other information set forth in the NorthStar Member’s annual asset management reporting requirements attached hereto as Exhibit I-2, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Properties.
(b)    Within 10 days (but, in the case of the “Ranger Portfolio”, 15 Business Days) after the end of each calendar quarter, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Properties for such calendar quarter (which, in the case of the “Ranger Portfolio”, shall be based on estimates and a rolling quarter of activity) (the “Quarterly Report”). The Quarterly Report shall include the following: a balance sheet, income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), a trial balance, statements of the Members’ equity in the Venture (which shall include information regarding the Members' Capital Accounts, Capital Contributions, Distributions and Percentage Interests), a debt summary, statements of capital expenditures, and such other information set forth in the NorthStar Member’s quarterly asset management reporting requirements attached hereto as Exhibit I-2 or that the NorthStar Member may reasonably request, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Properties. Each Quarterly Report shall also include a certification from the Administrative Member to the NorthStar Member in the form of Exhibit I-3 attached hereto. Material deviations from the Approved Business Plan and Budget and pro forma shall be accompanied by the Administrative Member’s narrative explanation.
(c)    Within 10 days (but, in the case of the “Ranger Portfolio,” 15 Business Days) after the end of each calendar month, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Properties for the preceding month (which, in the case of the “Ranger Portfolio”, shall be based on estimates) (the “Monthly Report”). The Monthly Report shall include the following: a discussion of the operating and financial performance of the Venture for the period, leasing and summary operating metric updates (in both table and graphical presentation), a balance sheet, an income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), statements of the Members’ equity in the Venture, statements of the Members’ Outstanding Capital Contributions, a debt summary (including estimated loan-to-value and debt service coverage ratio with comparison to any applicable lender requirements), an occupancy report with respect to the “Ranger Portfolio”, an accounts receivable aging schedule (but, with respect to any portfolio other than the “Ranger Portfolio”, solely to the extent of such information is required to be provided under the applicable master lease agreement or is otherwise in the possession of Formation Member or its Affiliates), an accounts payable summary (but, with respect to any portfolio other than the “Ranger Portfolio”, solely to the extent of such information is required to be provided under the applicable master lease agreement or is otherwise in the possession of Formation Member or its Affiliates), a monthly cash reforecast (on a twelve month forward basis) an accounting of actual expenditures and revenues compared to those set forth in the Approved Business Plan and Budget, an accounting of all withdrawals and explanations of any “working capital” with respect to each Property, and such other information set forth on the NorthStar Member’s monthly asset management reporting requirements attached hereto as Exhibit I-2 or that the NorthStar Member may reasonably request. Deviations from the Approved Business Plan and Budget in any calendar month in excess of the lesser of ten percent (10%) of the applicable line item or $25,000 shall be accompanied by the Administrative Member’s narrative explanation.
(d)    The Administrative Member shall cause the Venture to deliver to the NorthStar Member (i) such additional reports or other information set forth on Exhibit I-2 attached hereto within the applicable time periods set forth thereon, and (ii) such information that is within the possession or control of the Administrative Member, and at such times, as the NorthStar Member shall request in order for any direct or indirect owner of the NorthStar Member to continue to qualify as, and to determine whether it will or will continue to qualify as, a REIT for federal income tax purposes.
(e)    In addition to the foregoing, the Administrative Member shall deliver to each Member a copy of each such financial statement and other periodic report required to be delivered to the lender pursuant to the terms of any Mortgage Loan, simultaneously with the delivery of such statement or other report to the lender under such Mortgage Loan.
8.05.    Tax Returns; Tax Matters Partner. (a) The Administrative Member shall cause all tax returns of the Venture and its Subsidiaries to be timely prepared so that they may be filed with the applicable government authorities within allowable time periods, including extensions, which tax returns (including any tax returns described in Section 41 of the Conveyance Agreement, other than those tax returns that relate to Pre-Closing Tax Periods (as such term is defined in the Conveyance Agreement), which tax returns shall be subject to the provisions of Section 41 of the Conveyance Agreement) shall not be filed until the Managing Member consents to such filing and shall provide to any Member such other information as may be reasonably requested by such Member relating to the Venture’s tax matters. In furtherance of the foregoing the Administrative Member shall, as soon as practicable, cause to be submitted drafts of all income tax returns (including all related schedules and exhibits and upon request, copies of all supporting work papers) to the Managing Member for its consent to the filing of such returns, which materials shall be provided both at least 30 days prior to the required filing date and prior to filing such income tax returns. In addition, the Administrative Member shall cause to be provided to the Managing Member: (1) within 25 days after the end of each calendar quarter, an estimate of the Venture’s gross assets as of such quarter-end and gross income for the year through such quarter-end as determined for purposes of Section 856(c) of the Code, (2) at least 5 Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of the Managing Member’s share of the Venture’s taxable income or loss with respect to such calendar quarter, and (3) within 25 days after the end of each taxable year, estimated information necessary for such Member to prepare any required 1099-DIV forms. Notwithstanding the above, the Administrative Member will cause to be provided to each Member (i) estimates of its IRS Schedule K-1 items with respect to each taxable year within 20 days after the end of such taxable year and (ii) a final IRS Schedule K-1 with respect to each taxable year no later than June 15th following such taxable year.
(b)    The NorthStar Member shall be the tax matters partner (as described in Section 6231(a)(7) of the Code and similar provisions of state and local tax law) of the Venture. In the event the Venture shall be the subject of an income tax audit by any U.S. federal, state, or local authority, to the extent the Venture is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision shall be final and binding upon, the Venture and each Member thereof. Moreover, each Member agrees that without the prior written consent of the NorthStar Member, it will not act independently with respect to any tax audit or proceeding related to the Venture, including any administrative or judicial review, involving any U.S. federal, state, or local or non-U.S. tax authority; any settlement, closing, or similar agreement entered into by the Venture in respect of the Venture with any such authority; and any voluntary disclosure made by the Venture to any such authority.
8.06.    Tax Elections. All elections required of permitted to be made under the Code or any successor thereto and under any state, local or non-U.S. tax law, shall be made by the Managing Member in its sole discretion. Notwithstanding the foregoing the Venture is intended to be treated as a partnership for federal income tax purposes and no Member shall make any election (for tax purposes or otherwise) inconsistent with such treatment.
8.07.    Venture Liabilities. Except as otherwise set forth herein or as may be agreed to by the Members, no Member shall (a) acquire (or permit any Person related to such Member to acquire) any liability of the Venture or any Subsidiary, or (b) enter into (or permit any Person related to such Member to enter into) any arrangement with respect to any liability of the Venture or any Subsidiary, that would, in either case, result in such Member (or a Person related to such Member under

Regulations Section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability of the Venture or any Subsidiary. This Section 8.07 shall not prohibit (i) any Member or any Person related to a Member from making a loan authorized by the Members or (ii) the Venture or any Subsidiary from becoming indebted to a Member or any Person related to a Member for services rendered to the Venture or any Subsidiary or for expenditures incurred on behalf of the Venture or any Subsidiary in the ordinary course of business.
ARTICLE 9.
TRANSFERS AND PLEDGES OF INTERESTS
9.01.    Restrictions on Transfers and Pledges of Interests. (a) Except as specifically permitted in this Section 9.01, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of (each such transaction being herein called a “Transfer”), or pledge, collaterally assign (including any assignment of income or profits) or otherwise hypothecate or create or permit to exist a lien against (each such transaction being herein called a “Pledge”), all or any part of such Member’s Interest without the prior written consent of the other Members, and any such Transfer or Pledge made in violation of the foregoing shall be void ab initio. Any of the following (each, an “Upper Tier Transfer”), whether accomplished directly or indirectly, by contract, operation of law, voluntarily or involuntarily, shall be deemed a Transfer or Pledge, as applicable, for purposes hereof:
(i)    any Transfer or Pledge of (A) any partnership interest in any Member that is a partnership, (B) any limited liability company interest in any Member that is a limited liability company, (C) any stock in any Member that is a corporation or (D) any legal or beneficial interest in any Member that is a trust or other entity;
(ii)    the (A) admission of any additional partner to any Member that is a partnership, (B) admission of any additional member to any Member that is a limited liability company, (C) issuance of additional stock in any Member that is a corporation, or (D) issuance of any additional legal or beneficial interest in any Member that is a trust or other entity; and
(iii)    the occurrence of any of the transactions described in Section 9.01(a)(i) or Section 9.01(a)(ii) with respect to any partnership, limited liability company, corporation, trust or other entity that is itself an owner of any direct or indirect interest in a Member, or any other transaction, howsoever effected, which changes the beneficial ownership of a Member from that existing on the date hereof.
(b)    Notwithstanding the foregoing, the following Transfers, Pledges and Upper Tier Transfers shall be permitted by or in respect of each Member without the consent of the other Members:
(i)    with respect to the NorthStar Member: subject to Section 9.05, (A) any Transfer or Pledge of all or a portion of the NorthStar Member’s Interest to any entity in which the managing member or general partner is, directly or indirectly, Controlled by or under common Control with NorthStar Healthcare Parent or any Affiliate thereof, or any REIT sponsored by

NorthStar Realty Finance Corp. or any Affiliate thereof (any of the foregoing permitted NorthStar Member transferees or pledgees being referred to herein as a “Permitted NorthStar Member Affiliate”); (B) any Upper Tier Transfer in respect of the NorthStar Member as to any Person among the existing holders of the partnership, limited liability company, stock or other legal or beneficial ownership interests in such Person or as to any other Person so long as, after giving effect to such Upper Tier Transfer, the NorthStar Member is, directly or indirectly, Controlled by a Permitted NorthStar Member Affiliate; (C) the Transfer by the direct or indirect members, partners, shareholders or other beneficial owners of the NorthStar Member of any of their respective direct or indirect beneficial ownership interests in the NorthStar Member among themselves; and (D) any Transfer of direct or indirect ownership interests in NorthStar Realty Healthcare, LLC, or a Transfer as part of a merger, consolidation, spin off or similar transaction involving NorthStar Realty Healthcare, LLC.
(ii)    with respect to the Formation Member: subject to Section 9.04, any Upper Tier Transfer in respect of the Formation Member so long as, after giving effect to such Upper Tier Transfer: (A) the Key Principals possess sole control of the policies and management of Formation Member, and are responsible for the day-to-day management of the same; and (B) the Key Principals, together with each of their respective Family Members, beneficially continue to own, directly or indirectly, at least fifty one percent (51%) of the equity and other ownership interests in the Formation Member (clauses (A) and (B) collectively, the “Control and Ownership Requirement”).
9.02.    Conditions Applicable to All Transfers. (a) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Interest by a Member or any Upper Tier Transfer with respect to a Member shall be made in full compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Venture or any applicable Subsidiary or Property. In the event that any filing, application, approval or consent is required in connection with any such transfer, the transferring member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any filing, application, approval or consent.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no transfer of an Interest (including any Upper Tier Transfer) shall be binding upon the other Member unless (i) such transfer will not be subject to, or such transfer, when aggregated with prior transfers in accordance with applicable law, will not result in the imposition of, any state, city or local transfer taxes to the Venture, any Subsidiary or the non-transferring Member (except to the extent it is specifically provided herein that the non-transferring Member is obligated to pay all or a portion of such taxes), unless the transferring Member agrees to pay, and actually pays, such transfer tax and to indemnify the non-transferring Member, (ii) in the case of a transfer of a direct Interest, such transfer shall be a transfer of the transferring Member’s entire Interest (rather than a portion thereof), and the transferee shall have delivered to such other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the transferor, from and after the date of this Agreement), subject to the limitations of liabilities set forth herein, and (iii) in the case of the transfer of a direct Interest, the transferee shall have executed, acknowledged and delivered any instruments required under the LLC Act to effect such transfer and its admission to the Venture. Notwithstanding anything in this Agreement to the contrary, in no event shall an Interest be transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a transfer to such a Person shall be void and of no effect and shall not bind the Venture.
(c)    Notwithstanding any transfer made pursuant to this Article 9, the transferring Member shall remain liable for all of the obligations and liabilities of the transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such transfer; provided, that the transferring Member shall be relieved of any such obligations and liabilities accruing from and after the date of such transfer (other than a transfer to an Affiliate of the transferring Member) if the transferee shall have delivered to the other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferring Member accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement. In connection with any transfer permitted under this Article 9, each Member hereby consents to the withdrawal of the transferring Member as a Member and the admission of the transferee as a Member with the rights of the transferring Member hereunder.
(d)    The Venture, each Member and any other Person or Persons having business with the Venture, need deal only with Members who are admitted as Members or as substituted Members of the Venture, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Venture and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.
(e)    Without the consent of the NorthStar Member, no Transfer shall be permitted if the Transfer would (i) cause the Venture to terminate under Section 708(b) of the Code; (ii) cause the Venture to fail to qualify from the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (iii) cause any direct or indirect owner of the NorthStar Member to fail to qualify as a REIT; or (iv) cause the assets of the Venture to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Venture.
9.03.    Admission of Transferee. Any Person who becomes a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Venture prior to the date of its membership in the Venture and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been properly executed and delivered on behalf of the Venture in accordance with this Agreement prior to said date and which are in force and effect on said date. Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Venture, shall not be entitled to inspect the books or records of the Venture, and shall not have no right to exercise any of the powers, rights, and privileges of a Member hereunder.
9.04.    Right of First Offer. (a) Process. If, at any time, the Formation Member desires to permit an Upper Tier Transfer pursuant to Section 9.01(b)(ii) (x) to a Person who is not (A) a Key Principal, (B) a Family Member of any Key Principal or (C) an officer, director or employee of the Formation Member or its Affiliates or (y) that is not among any of the Persons described in clause (A), (B) or (C) above, the Formation Member shall first deliver Notice (a “ROFO Notice”) to the NorthStar Member (together with any of its designees, the “Receiving Member”), which ROFO Notice shall set forth (i) all of the material terms of the proposed Transfer, (ii) the Formation Member’s reasonable determination of the portion of Interests held by the Formation Member that hold the same economic value as the ownership interests in the Formation Member proposed to be transferred (and such equivalent amount of Interests shall constitute the “ROFO Interests” being offered to the Receiving Member in the ROFO Notice), and (iii) the price payable in cash (which price shall be payable only in cash) at which the Formation Member is willing to sell such ownership interests in the Formation Member (the “ROFO Price”).
(b)    Exercise of ROFO. Upon receipt of the ROFO Notice, the Receiving Member shall have the right to purchase all, but not less than all, of the ROFO Interests proposed to be so transferred by the Formation Member on the terms set forth in the ROFO Notice (the “ROFO Right”), which right may only be exercised with respect to all of the ROFO Interests being offered pursuant to the ROFO Notice, exercisable by: (i) delivering Notice thereof to the Formation Member (the “ROFO Election Notice”) within thirty (30) days after receipt of the ROFO Notice; and (ii) closing the purchase of such ROFO Interests within ninety (90) days after delivery of the ROFO Election Notice to the Formation Member (the “ROFO Closing”), subject to receipt of applicable regulatory approvals, if any. If the Receiving Member validly and timely delivers a ROFO Election Notice, the closing of the purchase of such ROFO Interests shall be on a date which is not more than sixty (60) days after the delivery of the ROFO Election Notice to the Formation Member, subject to receipt of applicable regulatory approvals, if any. At the ROFO Closing, the following transactions shall occur:
(i)    the Receiving Member shall pay or cause to be paid (or tender) to the Formation Member the ROFO Price for the ROFO Interest being purchased;
(ii)    the Receiving Member shall take title to the ROFO Interests free and clear of all liens and encumbrances;
(iii)    the Formation Member and the Receiving Member shall each pay a portion of the transfer, stamp or similar taxes due in connection with the conveyance of the ROFO Interest in such allocations as is customary in the applicable jurisdiction where such transfer, stamp or similar taxes may be due; and
(iv)    the Formation Member shall deliver to the Receiving Member appropriate assignment documents assigning the ROFO Interests, without covenants,

representations or warranties of any kind (other than that the Formations Member’s ROFO Interest is owned free and clear of all liens and encumbrances).
(c)    Sale to Third Party. If the Receiving Member elects not to purchase the ROFO Interests or fails to timely and validly deliver the ROFO Election, the Receiving Member shall have been deemed to have waived the ROFO Right with respect to the ROFO Interests being offered under the applicable ROFO Notice, and any portion of the ownership interests proposed to be sold in such ROFO Notice may be sold by the Formation Member at a price equal to or greater than ninety-five percent (95%) of the ROFO Price and otherwise on terms not materially more favorable to the purchaser than those offered to the Receiving Member in the ROFO Notice, at any time during the ninety (90) day period subsequent to such waiver or deemed waiver by the Receiving Member.
9.05.    Redemption Option. If, at any time on or prior to the Forced Sale Lockout End Date with respect to Formation Member, the NorthStar Member permits a Healthcare Platform Transfer, then, within thirty (30) days after the completion of the Healthcare Platform Transfer, so long as the Formation Member has not been removed as Administrative Member, the NorthStar Member shall deliver Notice (a “Redemption Notice”) to the Formation Member of such Healthcare Platform Transfer. The Formation Member shall then have the right, by delivering Notice to the NorthStar Member (the “Redemption Acceptance Notice”) within thirty (30) days from receiving the Redemption Notice, to cause the NorthStar Member to purchase from the Formation Member its entire Interest (the “Redemption Closing”). The Redemption Closing shall occur on a date and at a place designated by the NorthStar Member, which is not more than sixty (60) days after the Formation Member has delivered the Redemption Acceptance Notice. The purchase price for the Interest of the Formation Member shall be (x) the amount that would be distributed to the Formation Member if all of the assets of the Venture were sold for fair market value as of the date of the Healthcare Platform Transfer (as determined through the “baseball arbitration” procedures described in Section 7.05(f)), all customary transaction costs relating to such a sale were paid, all other liabilities of the Venture and its Subsidiaries were discharged, and the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03, plus (y) if, and only if, the Redemption Closing occurs prior to the Forced Sale Lockout End Date applicable to the NorthStar Member, an amount equal to (i) the aggregate Asset Management Fee paid in the most recently concluded Annual Calendar Period, multiplied by (ii) 1/12 (or, if there is no most recent Annual Calendar Period, an amount equal to (1) the aggregate Asset Management Fee paid in the two most recently concluded quarterly periods multiplied by (2) 1/6) shall be paid to the Formation Member at the Redemption Closing for each month beginning on the date of the Redemption Closing and ending on the Forced Sale Lockout End Date applicable to the NorthStar Member (which shall be prorated for any period less than a calendar month based on the number of days during such period).
ARTICLE 10.
FORCED SALE OF THE PROPERTIES
10.01.    Initiation of Forced Sale; Sale of Interest. (a) If, at any time after the expiration of the Forced Sale Lockout End Date with respect to a Member, such Member desires to sell all of the Properties or any Portfolio, and the other Member does not approve such sale, then, so long as the Venture or applicable Subsidiary(ies) is not then subject to any prohibition on the sale of the applicable Portfolio(s) pursuant to Loan Documents or other agreements binding upon the Venture or applicable Subsidiary(ies) (it being understood that, such a prohibition on the sale of the applicable Portfolio(s) shall not include the mere requirement or condition that a release price be paid, a defeasance (including a partial defeasance) be effectuated or a loan be repaid in full (including the payment of a yield maintenance premium or prepayment fee) in connection with such sale), such Member shall have the right to give the other Member a notice (a “Sale Notice”; the Member giving a Sale Notice, the “Initiating Member”; the Member receiving a Sale Notice, the “Non-Initiating Member”) which Sale Notice shall (i) set forth the Initiating Member’s recommendation that the Venture sell the applicable Portfolio(s) to a third party who is not an Affiliate of the Initiating Member, (ii) state whether the Initiating Member intends to offer the applicable Portfolio(s) for sale only to buyers who would assume or take subject to any then existing Mortgage Loan(s) with respect to the applicable Portfolio(s) and would be permitted transferees under the terms of the applicable Loan Documents with respect thereto (whether as a matter of right or by obtaining lender, rating agency or other approval) and which is capable of satisfying the applicable requirements of Section 10.03(a) (such a buyer, herein, a “Qualifying Buyer”) or to buyers who need not be Qualifying Buyers, and (iii) the Initiating Member’s determination of the gross price (the “Forced Sale Price”), in dollars, at which the Initiating Member would be willing to sell the applicable Portfolio(s), free and clear of all liabilities secured by or otherwise relating to such applicable Portfolio(s) (other than the Mortgage Loan(s) and other secured liabilities to be assumed by a Qualifying Buyer if the Initiating Member stated in the Sale Notice that the applicable Portfolio(s) would be sold only to Qualifying Buyers). Notwithstanding anything to the contrary contained in this Article 10, the Formation Member shall not have the right to be an Initiating Member or tender a Sale Notice from and after the Removal Date (if the underlying Removal Event was also a Promote Loss Event).
(b)    Within a period (the “Acceptance Period”) of thirty (30) days following the delivery of the Sale Notice, the Non-Initiating Member shall have the right to deliver to the Initiating Member a notice (the “Acceptance Notice”) stating its desire to purchase (i) in the case of a Sale Notice covering all of the Portfolios, the Initiating Member’s Interest for the Interest Purchase Price, or (ii) in the case of a Sale Notice covering less than all of the Portfolios, the applicable Portfolio(s) covered by such Sale Notice for the Forced Sale Price (which, if the applicable Portfolio(s) constitute all of the Portfolios owned by one or more Subsidiaries, may be structured as a purchase of ownership interests in such Subsidiary(ies) (such purchase described in clause (i) or (ii), a “Purchase”); provided, that simultaneously with the giving of the Acceptance Notice such Non-Initiating Member shall deliver to a national title insurance company, as escrow agent pursuant to a customary escrow agreement, a deposit (the “Forced Sale Deposit”) in an amount equal to five percent (5.0%) of the Non-Initiating Member’s Percentage Interest of (x) the Forced Sale Price less (y) the Mortgage Loan(s) and other liabilities secured by the applicable Portfolio(s).
(c)    Following the delivery of the Sale Notice, the Administrative Member shall request the Venture Accountants to promptly calculate the amount that would be distributed to each Member if the applicable Portfolio(s) were sold for the Forced Sale Price on the date which the Forced Sale Notice is delivered, all customary transaction costs relating to such a sale were paid and all other liabilities of the Venture and its Subsidiaries which relate to the Portfolio(s) being sold were discharged (and solely in the case of a sale of all Portfolios, the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03); provided, that (i) there shall be no deduction for any deemed transfer, stamp or similar taxes or the establishment of any reserves under Section 11.03(b) and (ii) if the Initiating Member stated in the Sale Notice that it intends to offer the applicable Portfolio(s) for sale only to Qualifying Buyers who intend on assuming or taking subject to the then existing applicable Mortgage Loan(s), the calculation shall assume that any applicable Mortgage Loan(s) will be assumed or taken subject to by the Qualifying Buyer who shall pay any applicable loan assumption fees and related costs. The amount so calculated by the Venture Accountants that would be distributed to the Initiating Member shall be referred to as the “Interest Purchase Price”. The failure of the Venture Accountants to complete the calculation of the Interest Purchase Price prior to the last day of the Acceptance Period shall not extend the Acceptance Period.
10.02.    Closing of the Purchase. (a) If the applicable Sale Notice covers all of the Portfolios and the Non-Initiating Member timely gives the Acceptance Notice and delivers the Forced Sale Deposit as provided in Section 10.01(b), then on or before the ninetieth (90th) day after receipt of the Acceptance Notice (the “Interest Closing Date”), the Non-Initiating Member (or its designee(s)) shall purchase from the Initiating Member, and the Initiating Member shall sell to the Non-Initiating Member (or its designee(s)), the Initiating Member’s Interest for the Interest Purchase Price, subject to the further terms and conditions hereof. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled Interest Closing Date. On the Interest Closing Date:
(i)    the Initiating Member shall deliver to the Non-Initiating Member (or its designee(s)) a duly executed and acknowledged instrument of assignment conveying the Initiating Member’s Interest to the Non-Initiating Member (or its designee(s)) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization and authority of the Initiating Member and the absence of liens and encumbrances on the Initiating Member’s Interest and shall contain a provision indemnifying and holding the Non-Initiating Member (or its designee(s)) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;
(ii)    the Non-Initiating Member shall pay the Interest Purchase Price (minus the Forced Sale Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Initiating Member in immediately available funds;
(iii)    the Venture Accountants shall close the books of the Venture as of the Interest Closing Date, and all items of Venture revenue and expense which are customarily apportioned in the sale of properties comparable to the Properties shall be apportioned between the Initiating Member and the Non-Initiating Member as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Properties in proportion to their respective shares of Net Ordinary Cash Flow for the then current calendar period;
(iv)    notwithstanding Section 6.02, the Net Income and Net Loss (and other items referred to in Section 6.02) attributable to the Initiating Member’s Interest for the taxable year of the sale shall be allocated between the Initiating Member and the Non-Initiating Member by closing the books of the Venture as of the Interest Closing Date, unless otherwise agreed to by the Initiating Member and the Non-Initiating Member;
(v)    Net Ordinary Cash Flow and Net Extraordinary Cash Flow up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 6.05;
(vi)    the Interest Purchase Price shall be (A) increased by the aggregate amount of all Capital Contributions and Member Loans (and accrued and unpaid return thereon) made by the Initiating Member on account of the Initiating Member’s Interest in the period between the date of the Sale Notice and the Interest Closing Date and (B) decreased by any Net Extraordinary Cash Flow distributed to the Initiating Member pursuant to Section 6.05 (including in repayment of any Member Loans made by the Initiating Member) on account of the Initiating Member’s Interest during such period;
(vii)    the Initiating Member and Non-Initiating Member shall each pay a portion of the transfer, stamp or similar taxes due in connection with the conveyance of the Interest of the Initiating Member in such allocations as is customary in the applicable jurisdiction where such transfer, stamp or similar taxes may be due;
(viii)    the Initiating Member shall discharge of record all liens and encumbrances affecting its Interest, and if the Initiating Member fail to do so, the Non-Initiating Member may use any portion of the Interest Purchase Price to pay and discharge any such liens and encumbrances and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;
(ix)    if the Initiating Member is the NorthStar Member, the Non-Initiating Member shall provide Releases in accordance with Section 12.03; and
(x)    the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to reflect the withdrawal of the Initiating Member from the Venture, the admission of any new Member to the Venture, if applicable, the termination of the Venture, or as may otherwise be required by law.
(b)    If the applicable Sale Notice covers less than all of the Portfolios and the Non-Initiating Member timely gives the Acceptance Notice and delivers the Forced Sale Deposit as provided in Section 10.01(b), then on or before the thirtieth (30th) day after receipt of the Acceptance Notice, the Non-Initiating Member and the Venture or applicable Subsidiary(ies) shall enter into a Valid Contract for the purchase of the applicable Portfolio(s) covered by the applicable Sale Notice for the Forced Sale Price (which Purchase, at the election of the Non-Initiating Member, may be structured as a purchase of the Venture’s ownership interests in the applicable Subsidiary(ies) as provided in Section 10.01(b)); provided, that the deposit required under such Valid Contract shall be the Forced Sale Deposit provided for in Section 10.01(b). The Initiating Member shall negotiate such Valid Contract on behalf of the Venture or applicable Subsidiary(ies). The parties shall act reasonably and in good faith to timely enter into such Valid Contract within such 30-day period and shall thereafter proceed to close the Purchase thereunder within 90 days after entering into such Valid Contract. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled closing date set forth in such Valid Contract.
(c)    If the Initiating Member shall default in its obligation to close the sale of its Interest contemplated by Section 10.02(a) on the Interest Closing Date, then the Non-Initiating Member shall be entitled to pursue its rights and remedies under this Agreement, seek specific performance of the Initiating Member’s obligations or pursue its remedies at law or in equity (in which case such Non-Initiating Member shall be entitled to the return of the Forced Sale Deposit, together with all interest accrued thereon), all of which rights and remedies shall be cumulative and nonexclusive. If the Non-Initiating Member shall default in its obligation to close the purchase of the Initiating Member’s Interest contemplated by Section 10.02(a) on the Interest Closing Date, then the Initiating Member shall be entitled to pursue its rights and remedies under this Agreement, and shall be entitled to retain the Forced Sale Deposit, together with all interest accrued thereon, as liquidated damages, and may thereafter cause the Venture to sell the Portfolios to any unrelated third party pursuant to a Valid Contract without the Non-Initiating Member having any rights to purchase the Portfolios under this Agreement or otherwise consent thereto. In no event shall such Forced Sale Deposit or accrued interest be deemed to be a Capital Contribution by any Member. The Valid Contract to be entered into between the Non-Initiating Member and the Venture or applicable Subsidiary(ies) pursuant to Section 10.02(b) shall provide for remedies substantially similar to the remedies provided for in this Section 10.02(c).
(d)    Notwithstanding anything to the contrary set forth in this Article 10, if the Non-Initiating Member is the Formation Member, the Formation Member shall not be permitted to designate any property manager or any subsidiary of any property manager for any of the Properties in the applicable Portfolio(s) to be the purchaser of the NorthStar Member’s Interest or the applicable Portfolio(s) pursuant to this Section 10.02.
10.03.    Sale of the Portfolios. (a) If the Non-Initiating Member (i) elects not to purchase the applicable Portfolio(s), or (ii) fails to deliver timely an Acceptance Notice to the Initiating Member together with the Forced Sale Deposit on or before the expiration of the Acceptance Period (time being of the essence), then the NorthStar Member shall, notwithstanding anything to the contrary contained in this Agreement, be authorized to act for and on behalf of the Venture, without any further consent of any other Member, for purposes of executing, in the name of the Venture, any documents or instruments which the NorthStar Member deems necessary or appropriate to implement the sale of the applicable Portfolio(s) pursuant to this Section 10.03 (which sale, at the election of the Initiating Member, may be structured as a sale of the Venture’s ownership interests in the applicable Subsidiary(ies)). The NorthStar Member shall consult with and keep the Formation Member closely informed of matters relating to the sale of the applicable Portfolio(s), including, without limitation, circulating to the Formation Member drafts of the contract(s) of sale and any written comments thereon made by the proposed purchaser(s). Within thirty (30) days after the expiration of the Acceptance Period, the NorthStar Member shall cause the Venture to engage one or more Independent Sales Agent(s) selected by the NorthStar Member to market the applicable Portfolio(s) for sale, for a period (the “Marketing Period”) of up to one hundred eighty (180) days (which 180-day period shall commence following such 30-day period), in a manner designed to achieve the highest net cash sales price to the Venture (taking into account any difference in cost to the Venture of prepaying or defeasing any existing Mortgage Loan versus an assumption of any such Mortgage Loan by a proposed buyer) and seek to cause the Venture to enter into one or more Valid Contracts within the Marketing Period. The applicable Portfolio(s) may be marketed and sold to one or more unaffiliated third party purchasers either as a single portfolio, in sub-portfolios of fewer than all of the applicable Portfolio(s) or on an individual Portfolio-by-Portfolio basis, as the Initiating Member determines in the exercise of its good faith business judgment is most likely to maximize the aggregate sales price for the applicable Portfolio(s) realized by the Venture. The commission to be paid to the Independent Sales Agent(s) shall not exceed a fair market, arms’ length commission for the sale of comparable Facilities. Without limiting the authority granted to the Initiating Member above, each Member shall cooperate in all reasonable respects with the Venture, the other Member and the Independent Sales Agent(s) (including, without limitation, in connection with the marketing of the applicable Portfolio(s) and by executing any documents which may be reasonably required) in order to effect the intent of, and consummate the transactions contemplated in, this Article 10. In addition, the Administrative Member shall provide all material information relating to the applicable Portfolio(s) and customary estoppel certificates that a third party purchaser reasonably requests and to provide access to the Properties in the applicable Portfolio(s) and to all of the relevant information and files which are useful or necessary to effect a sale of the applicable Portfolio(s), subject to first obtaining from the recipient of any such information a customary non-disclosure agreement. If the Administrative Member shall delay in providing any such information, then, at the election of the NorthStar Member, the time periods set forth herein shall be extended by the period of such delay. For purposes hereof, “Independent Sales Agent” shall mean an independent duly licensed sales agent that is among the top five independent sales agents (by volume or sale price) then actively engaged in serving as sales agent in connection with the sale of Facilities comparable to the Properties in the applicable Portfolio(s).
(b)    If, following the marketing of the applicable Portfolio(s) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, (1) the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member (and who shall be a Qualifying Buyer if such Qualifying Buyer was specified in the Sale Notice) enters or is willing to enter into a Valid Contract to purchase the applicable Portfolio(s) is equal to or greater than 95% of the Forced Sale Price stated in the Sale Notice and (2) if the Sale Notice specified that the applicable Portfolio(s) would be offered for sale only to Qualifying Buyers who intend on assuming or taking subject to the then existing applicable Mortgage Loan(s), such Valid Contract provides for the purchase and sale of the applicable Portfolio(s) on the express condition that (A) unless any financing is re-paid or defeased in full at the time of purchase as aforesaid, such purchasing party shall be required to assume in writing all applicable Mortgage Loan(s) with respect to the applicable Portfolio(s) (subject to any limitations on recourse set forth therein) and shall be required to deliver to the Recourse Parties (unless waived by the Recourse Parties) written instruments (each, a “Release”) releasing all Recourse Parties from liabilities under any Guaranties arising from and after the closing date with respect to the applicable Portfolio(s) and Mortgage Loan(s) and (B) such purchasing party is required to pay all costs and expenses that may be incurred by the Venture in connection with the loan assumption, then the Venture shall, or shall cause the applicable Subsidiary(ies) to, enter into such Valid Contract on or prior to the date that is thirty (30) days following the end of the Marketing Period and sell the applicable Portfolio(s) at such price to such purchaser pursuant to the terms thereof. If (i) following the marketing of the applicable Portfolio(s) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member enters or is willing to enter into a binding contract to purchase the applicable Portfolio(s) that would otherwise qualify as a Valid Contract is less than 95% of the Forced Sale Price stated in the Sale Notice and (ii) the Initiating Member is willing to consent to a sale at such lesser price (the “Lesser Price Offer”), then upon written notice by the Initiating Member to the Non-Initiating Member, the Non-Initiating Member shall again have the right to deliver an Acceptance Notice as provided in Section 10.01(b) above at the Lesser Price Offer as if such notice were a Sale Notice, except that the time to deliver an Acceptance Notice shall be reduced to a 10-day period from receipt of the Lesser Price Offer. If the Non-Initiating Member does not timely elect to so deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, then the Venture shall, or shall cause the applicable Subsidiary(ies) to, enter into such Valid Contract and sell the applicable Portfolio(s) at such Lesser Price Offer to such bona fide third party purchaser pursuant to the terms thereof. If, by the date that is nine (9) months after the expiration of the initial Acceptance Period, the Venture has not sold the applicable Portfolio(s) as herein provided for a gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) that is equal to or greater than (y) 95% of the Forced Sale Price or (z) if there has been a Lesser Price Offer and the Non-Initiating Member did not timely elect to deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, such Lesser Price Offer, and the applicable Portfolio(s) are not otherwise subject to a binding Valid Contract at such price, then the Venture shall not cause the applicable Portfolio(s) to be sold pursuant to this Article 10 unless the NorthStar Member or, subject to the last sentence of Section 10.01(a), the Formation Member delivers another Sale Notice and once again initiates the provisions of this Article 10.
ARTICLE 11.
DISSOLUTION AND LIQUIDATION
11.01.    Events Causing Dissolution. The Venture shall be dissolved and its affairs wound up upon the occurrence of any of the following:
(a)    the Members consent in writing to such dissolution;
(b)    the sale or other disposition (voluntarily or involuntarily) by the Venture of all or substantially all of the Venture Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Venture under any promissory notes or other evidences of indebtedness taken by the Venture (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the Venture in connection with such sale or other disposition; or
(c)    the occurrence of any event that, under the LLC Act, would cause the dissolution of the Venture or that would make it unlawful for the business of the Venture to be continued.

11.02.    Right to Continue Business of the Venture. Upon an event described in Section 11.01(c) (but not an event that makes it unlawful for the business of the Venture to be continued), the Venture thereafter shall be dissolved and liquidated unless, within 90 days after such event, an election to continue the business of the Venture shall be made in writing by all remaining Members. If such an election to continue the Venture is made, then the Venture shall continue until another event causing dissolution in accordance with this Article 11 shall occur.
11.03.    Distributions Upon Dissolution. (a) Upon the dissolution of the Venture, the Managing Member (or any other Person responsible for winding up the affairs of the Venture) shall proceed without any unnecessary delay to sell or otherwise liquidate the Venture Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Venture. The Managing Member may delegate any of its duties hereunder to the Administrative Member.
(b)    The net liquidation proceeds and any other liquid assets of the Venture after the payment of all debts, liabilities and obligations of the Venture (including, without limitation, all amounts owing to the Members under this Agreement), the payment of expenses of liquidation of the Venture, and the establishment of a reasonable reserve in an amount estimated by the Managing Member to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Venture, shall be distributed to the Members in accordance with the provisions of Section 6.05(b).
(c)    Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Venture Accountants, the Managing Member and any other person or entity responsible for winding up the affairs of the Venture which shall set forth the assets and liabilities of the Venture as of the date of complete liquidation. Upon dissolution and liquidation of the Venture, the Members shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the termination of the Venture.
ARTICLE 12.
FINANCING; RECOURSE OBLIGATIONS
12.01.    Financing. Subject to the applicable provisions of this Agreement (including Section 7.02), the Venture may cause a Subsidiary to enter into any new Mortgage Loan or refinance any existing Mortgage Loan secured by one or more Properties. The Venture shall be permitted to solicit proposals from prospective lenders for any such Mortgage Loan (each, a “Lender”) in its reasonable discretion. Subject to the applicable provisions of this Agreement (including Section 7.02), however, neither Member shall have any authority to bind the Venture or any Subsidiary to any loan commitment without the approval of the other Member.
12.02.    Guaranties. (a) In connection with any Mortgage Loan, to the extent any guaranties or indemnities, including guaranties of non-recourse liability, completion guaranties and environmental indemnities (collectively, “Guaranties”), are required under any such Mortgage Loan or other indebtedness of the Venture or any Subsidiary, the Members shall use commercially reasonable efforts to cause a Subsidiary of the Venture to enter into such Guaranties. If such Subsidiary of the Venture is not an acceptable guarantor to the applicable lender, then the Members shall use commercially reasonable efforts to cause the Venture to enter into such Guaranties. If the Venture is not an acceptable guarantor to the applicable lender, then the Members shall jointly determine whether to proceed with obtaining such indebtedness and to provide one or more of the Members and/or their creditworthy Affiliates acceptable to the applicable lender to enter into such Guaranties (the “Recourse Parties”), in which case the Members shall cause a creditworthy Affiliate of each such Member reasonably acceptable to the other Member (it being understood that any Recourse Party shall be reasonably acceptable to the other Member) to execute and deliver a contribution and indemnity agreement (“Contribution Agreement”) with respect to any Guaranties made by the Recourse Parties. Except as provided in Section 12.02(b) and 12.02(c) if any liability or obligation is due under any Guaranty, the Venture or applicable Subsidiary shall be required to pay for such liability or obligation.
(b)    As between the NorthStar Member or any of its Affiliates (other than the Venture or any Subsidiary) (the “NorthStar Parties”), on the one hand, and the Formation Member or any of its Affiliates (other than the Venture or any Subsidiary) (the “Formation Parties”), on the other hand, the NorthStar Parties shall be solely liable for obligations arising under any Guaranty to the extent such liability is caused by or otherwise attributable to the actions or wrongful omissions of the NorthStar Parties, unless, in each case, a Formation Party specifically and in writing approved or authorized such action or omission giving rise to liability. No NorthStar Party shall have a right of reimbursement or compensation from the Venture, any of its Subsidiaries or any Member (or Affiliates thereof) in respect of any obligations arising under this Section 12.02(b), whether by means of a right of subrogation, indemnification or otherwise, nor shall they be entitled to Capital Account credit on account of such payments, and the NorthStar Member shall be required to fund 100% of any Additional Capital Contribution Request with respect to such liability.
(c)    As between the NorthStar Parties, on the one hand, and the Formation Parties, on the other hand, the Formation Parties shall be solely liable for obligations arising under any Guaranty to the extent such liability is caused by or otherwise attributable to the actions or wrongful omissions of the Formation Parties, unless, in each case, a NorthStar Party specifically and in writing approved or authorized such action or omission giving rise to liability. No Formation Party shall have a right of reimbursement or compensation from the Venture, any of its Subsidiaries or any Member (or Affiliates thereof) in respect of any obligations arising under this Section 12.02(c), whether by means of a right of subrogation, indemnification or otherwise, nor shall they be entitled to Capital Account credit on account of such payments, and the Formation Member shall be required to fund 100% of any Additional Capital Contribution Request with respect to such liability.
12.03.    Release and Substitution of Guaranties. In the event that the NorthStar Member’s Interest is being transferred to the Formation Member or its designee pursuant to the applicable provisions of Article 10 (the date that a transaction shall be consummated shall be called the “Transfer Date”), the Formation Member shall obtain Releases from all Guaranties entered into by NorthStar Member or any of its Affiliates for events first occurring on or after the Transfer Date; provided, that any Contribution Agreement shall remain in effect with respect to events occurring during the period prior to the Transfer Date.

ARTICLE 13.
REPRESENTATIONS AND WARRANTIES
13.01.    Representations and Warranties of the Members. Each Member hereby represents and warrants to the other Member, as of the date hereof that:
(a)    Such Member is duly organized, validly existing and (to the extent such concept is relevant under its jurisdiction of incorporation or formation) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement.
(b)    This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.
(c)    No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement and form the Venture. All limited liability company, corporate, partnership or trust action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
(d)    Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it is or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.
(e)    Such Member acknowledges that (i) the Interest issued to such Member has not been registered under the Securities Act of 1933, as amended, or state securities laws, (ii) the Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iii) there is no public market for the Interest, and (iv) neither the Venture nor any other Member has any obligation or intention to register the Interest for resale under the Securities Act of 1933, as amended, or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.
(f)    Such Member hereby acknowledges that because of the restrictions on transfer or assignment of the Interest which are set forth in this Agreement, such Member may have to bear the economic risk of its investment in the Venture for an indefinite period of time.
(g)    On behalf of itself and each assignee or transferee of it, such Member is acquiring its Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such Interest, and that it will not transfer or attempt to transfer its Interest in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Venture or any Member an obligation to register any transfer of any Interest or any portion thereof.

(h)    To the best of its knowledge: (i) the Capital Contributions contributed by such Member to the Venture were not and are not directly or indirectly derived from activities that may contravene applicable federal, state or international laws and regulations, including anti-money laundering laws and regulations; and (ii) none of (A) such Member, (B) any person Controlling or Controlled by such Member, (C) if such Member is a privately held entity, any person having a beneficial interest in such Member, or (D) any person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC list, nor is a person or entity prohibited under the OFAC Programs. As used herein, “OFAC Programs” mean the programs administered by U.S. Treasury Department’s Office of Foreign Assets Control that prohibit dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.
(i)    Such Member is not a “benefit plan investor” (within the meaning of the U.S. Department of Labor Regulation § 2510.3-101).
(j)    As of the date hereof and at all times during the term of this Agreement, each Member will be a U.S. person for U.S. federal income tax purposes and not a foreign person within the meaning of Section 1445 of the Code and the regulations thereunder.
13.02.    Representations and Warranties by the Formation Member. In addition to the representations and warranties made elsewhere in this Agreement (including Section 13.01), the Formation Member hereby represents and warrants to the NorthStar Member as of the date hereof that:
(a)    Capitalization of the Formation Member. The Formation Member satisfies the Control and Ownership Requirement. The Formation Member shall, on the date hereof, disclose to NorthStar Member in writing all of the material terms and conditions relating to the organizational structure and governance of, and equity interests held in, the Formation Member, including providing NorthStar Member with a copy of the operating agreement of (and all side letters with respect to) Formation Member and the direct or indirect entities holding interests therein. Attached hereto as Exhibit K is a true, correct and accurate structure chart that shows all persons holding an interest in the Formation Member equal to or greater than five percent (5%).
(b)    Promote and Equity Rollover. The Capital Contributions made or deemed made to the Company by the Formation Member include an amount which is at least 97% of the sum of (i) 100% of any promote or carried interest distributions and (ii) 50% of all other distributions the Formation Member, the Key Principals or any of their Affiliates would have been entitled to receive as a result of the consummation of the transactions contemplated by the Conveyance Agreement.
(c)    Affiliates. Following the consummation of the transactions contemplated by the Conveyance Agreement, except as expressly provided in this Agreement, the Conveyance Agreement or as set forth on Exhibit L attached hereto, neither the Formation Member, the Key Principals nor any of their Affiliates shall own, directly or indirectly through one or more intermediaries, 5% or more of the equity interests in any Person that owns any tenant, manager or operator of any Property or otherwise is entitled to any promote, fees, distributions or other payments with respect to any Property.

ARTICLE 14.
MISCELLANEOUS PROVISIONS
14.01.    Compliance with LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the Venture under the LLC Act. No Member shall file for, pursue or seek any partition of any Venture Assets.
14.02.    Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
14.03.    Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, (c) delivered by hand delivery (including delivery by nationally recognized courier), or (d) sent by emailed Adobe® portable document format (.pdf) document (with a copy contemporaneously delivered by one of the other permitted methods of delivery), addressed as follows:

To Formation Member	Formation Capital LLC 3820 Mansell Road, Suite 280 Alpharetta, GA 30342 Attention: Brian Beckwith Email: bbeckwith@formationcapital.com

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Neil L. Rock, Esq. Email: nrock@skadden.com

To NorthStar Member:	c/o NorthStar Realty Healthcare 2 Bethesda Metro Center, Suite 1300 Bethesda, Maryland 20814 Attention: Doug Bath Email: dbath@nrfc.com

with a copy to:	NorthStar Realty Finance Corp. 399 Park Avenue New York, New York 10022 Attention: Robert Gatenio Email: gatenio@nrfc.com

and a copy to:	NorthStar Realty Finance Corp. 399 Park Avenue New York, New York 10022 Attention: Ronald J. Lieberman Email: rlieberman@nrfc.com and a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven Scheinfeld, Esq.
Email: steven.scheinfeld@friedfrank.com
Attention: Harry R. Silvera, Esq.
Email: harry.silvera@friedfrank.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered or transmitted in the manner described above shall be deemed, given, served or delivered at such time as it is received by the addressee upon presentation (or, if received on a day that is not a Business Day or after 5:00 p.m. on a Business Day, on the next succeeding Business Day) or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other party as required hereunder or in the case of a refusal to accept delivery.
14.04.    Expenses. In the event of any dispute which results in legal proceedings between the Members, all reasonable legal fees, court costs and disbursements incurred in connection with such action by the party prevailing in such legal proceedings after a final nonappealable judgment of a court of competent jurisdiction has been entered shall be paid by the party not prevailing in such action within 10 days after demand therefor.
14.05.    Exculpation. Except as otherwise expressly provided in this Agreement, the NorthStar Member and the Formation Member acknowledge and agree that the obligations of each Member under this Agreement or any other document or instrument executed pursuant to this Agreement are the respective obligations of such Member only, and not any direct or indirect member, manager, partner, shareholder, director, officer, employee or agent of such Member or any of such Member’s Affiliates, or of the Person executing this Agreement on behalf of such Member or any of such Person’s Affiliates (each, an “Exculpated Party”), and each Member shall not bring any action against any such Exculpated Party in respect of the obligations of the other Members under this Agreement.
14.06.    Intentionally Omitted.
14.07.    Ownership of Venture Assets. The Interest of each Member shall be personal property for all purposes. All real and other property owned by the Venture shall be deemed owned by the Venture as Venture property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Venture or the Subsidiaries, as applicable.

14.08.    Status Reports. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, investors, prospective transferees of its Interest, or the like, the then current status of performance of the Venture and the Interests, each Member shall, within a reasonable period of time (but no more than fifteen (15) Business Days) following the written request of either Member (provided, that any such written request is not made more than twice in any 12-month period), furnish a written statement on the status of the following: (a) that this Agreement is unmodified (or if there have been modifications, stating the modifications) and, to the certifying Member’s knowledge, is in full force and effect; (b) stating whether or not to its knowledge an Event of Default has occurred; and (c) if the Administrative Member is the certifying Member, stating, to the best knowledge of the Administrative Member, the Capital Contributions, Outstanding Capital Contributions and Percentage Interests of the Members. Such statement may be relied upon (and shall state that it may be relied upon) by the other Member, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.
14.09.    Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.
14.10.    Waivers. Neither the waiver by the Venture or either Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Venture or either Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Each Member hereby waives the right to trial by jury in connection with any legal proceeding between the Members with respect to this Agreement or the Venture.
14.11.    Exercise of Rights. No failure or delay on the part of either Member or the Venture in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Venture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which either Member or the Venture would otherwise have at law or in equity or otherwise.
14.12.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.
14.13.    Limitation on Benefits of this Agreement. Except for any Indemnitee, to the extent that such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement, this Agreement shall not confer any rights or remedies upon any party other than the Members (and their respective successors and assigns as permitted hereunder) and the Venture.

14.14.    Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.
14.15.    Amendment Procedure. This Agreement may only be modified or amended by the unanimous written consent of the Members (which may be evidenced by their execution and delivery of the applicable amendment or other modification).
14.16.    Entire Agreement. This Agreement and any other agreements executed contemporaneously herewith contain the entire agreement between the Members with respect to the matters contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.
14.17.    Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
14.18.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (but not including the choice of law rules thereof).
14.19.    Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (including via .pdf files) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
14.20.    Consents and Approvals. No consent or approval requested of either Member shall be effective unless such consent or approval shall be delivered by such Member in a written instrument in advance of the action with respect to which such consent or approval was requested.
14.21.    Indemnification. (a) The Venture shall indemnify and hold harmless each of the Members and their respective Affiliates (each, an “Indemnitee”) including, in the case of the Formation Member in its capacity as Administrative Member, from and against any and all claims, demands, losses, taxes, damages, liabilities, lawsuits and other proceedings, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Venture Assets or by reason of its acts or omissions which are for or on behalf of the Venture and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, such Indemnitee.
(b)    Except in the case of criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, a Member, neither Member shall be liable to the other Members or the Venture for (i) any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act, except those required pursuant to the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Venture selected, engaged or retained in good faith and with reasonable prudence.
(c)    The Members shall be entitled to rely on the advice of counsel or public accountants experienced in the matter at issue and any act or omission of a Member pursuant to such advice shall in no event subject such Member to liability to the Venture or any other Member.
(d)    Without limiting the foregoing provisions of this Section 14.21, in any action brought against either Member pursuant to the LLC Act, the Member named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under Section 18-108 of the LLC Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent permitted under the Indemnity Laws, the Venture shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.
14.22.    Business Day Extension. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day with the same force and effect as if made on such other day.
14.23.    Consent to Jurisdiction. Except as set forth in Section 7.05(d) herein, any legal suit, action or proceeding against either Member arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York, County of New York or in the United States federal courts sitting in the Southern District of New York, and each Member hereby accepts for itself, irrevocably and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect thereto. Each Member hereby irrevocably consents to the service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at such Member’s address for notices set forth in Section 14.03. Each Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Section 14.23 shall affect the right of either Member to serve process in any other manner permitted by applicable law.
14.24.    No Presumption. This Agreement shall be construed without regard to any presumption against the party causing this Agreement to be drafted.
14.25.    Press Releases; Confidentiality. (a) No Member shall issue any press releases or other announcements regarding the transactions contemplated hereby unless the Members first shall reasonably approve such release or announcement, in writing.
(b)    Each of the Members represents and warrants that prior to the date hereof it and its agents have not, except with the consent of the other Member, disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein other than to their respective investors and its and their respective counsel, accountants, underwriters and other advisors. Each of the Members covenants and agrees (and agrees to cause its employees, agents, or Affiliates) not to disclose the terms of this Agreement or any other information relating to this Agreement and the transactions contemplated hereunder which is of a confidential or proprietary nature provided by any Member to any other Member (collectively, the “Confidential Information”), except (i) to any lender providing financing to the Venture, subject to an appropriate confidentiality undertaking being received from such Person, (ii) to such Member’s lenders, accountants and attorneys, subject to an appropriate confidentiality undertaking being received from such Persons, (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official binding upon such Member, (iv) to one or more of its potential investors (subject to confidentiality undertakings by such potential investors), (v) pursuant to any applicable laws, rules, regulatory requirements or other governmental requirements (e.g., securities law requirements), or the requirements of any securities exchange, in either case that are binding upon such Member or its direct or indirect constituent investors, (vi) to the extent any such Confidential Information comes into the public domain other than as a result of disclosure by any of the Members or (vii) with the prior written consent of the other Member. In the event that any Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (x) promptly notify the other Member and consult with such other Member regarding the advisability of taking steps to resist or narrow such request, (y) if disclosure is required or deemed advisable, furnish only such portion of the Confidential Information as such Member is advised by counsel is legally required or advisable to be disclosed and (z) if disclosure is required or deemed advisable, reasonably cooperate with the NorthStar Member (at no cost to such Member) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such Confidential Information, as the case may be, that is disclosed.
(c)    Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions) and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. For purposes of this Section 14.25(c), “tax structure” means any facts relevant to understanding the purported or claimed federal income tax treatment of a Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions).
14.26.    Cooperation of Administrative Member. In the event of any proposed sale, assignment or other transfer of all or a portion of the Properties or a transfer of an interest in any Member or a Transfer of any Member’s Interest in accordance with the terms hereof, the Administrative Member shall, upon reasonable notice and during business hours, (a) make available to the prospective transferee at reasonable hours all books of account, leases, and all other agreements related to the Venture, each Subsidiary and each Property and to the management thereof at the request and expense of the requesting Member, or copies thereof; and (b) cause the management personnel involved directly or indirectly in the affairs of the Venture to reasonably cooperate (taking into account general operational responsibilities and constraints) with the requesting Member and its proposed transferee or designees of either of them and furnish information in their possession as reasonably requested by such persons as to the status of the affairs of the Venture.
14.27.    Subsidiaries. The Venture shall not take any action or fail to take any action that would cause any of the Subsidiaries to violate any of the provisions of their respective operating agreements.
14.28.    Brokerage. Each Member represents and warrants to the other Member that it has not dealt with any broker in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The NorthStar Member shall indemnify the Formation Member and the Venture from any claims asserted against the Formation Member or the Venture by reason of any party claiming to have dealt with the NorthStar Member. The Formation Member shall indemnify the NorthStar Member and the Venture from any claims asserted against the NorthStar Member or the Venture by reason of any party claiming to have dealt with the Formation Member.
14.29.    Usury Savings. With respect to any Member Loan, if the fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by applicable usury law, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, any Contributing Member shall have ever received interest or anything which might be deemed interest under applicable law which would exceed the higher of the maximum interest rate allowed by applicable United States federal, Delaware or New York law (each as amended from time to time and as in effect on the date for which a determination of interest accrued hereunder is made), such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Member Loan and not to the payment of interest.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

FORMATION MEMBER:	FC ECLIPSE INVESTMENT, LLC, a Delaware limited liability company

By:	/s/ Steven E. Fishman Name: Steven E. Fishman Title: President

NORTHSTAR MEMBER:	ECLIPSE HEALTH HOLDINGS-T, LLC, a Delaware limited liability company

By:	/s/ Ronald J. Lieberman Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel & Secretary